Exhibit 4.7

EXECUTION COPY

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION

REVOLVING CREDIT AGREEMENT

Dated as of September 23, 2010

among

BLOCKBUSTER INC.,

as a debtor and debtor-in-possession,

as Borrower,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,

as debtors and debtors-in-possession,

as Credit Parties

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME

as Lenders,

and

WILMINGTON TRUST FSB,

as Agent

	3.17	Full Disclosure.	24
	3.18	Environmental Matters.	24
	3.19	Insurance.	25
	3.20	Deposit Accounts.	25
	3.21	Government Contracts.	25
	3.22	Customer and Trade Relations.	25
	3.23	Bonding; Licenses.	25
	3.24	Subordinated Debt.	26
	3.25	Reorganization Matters.	26

4.	FINANCIAL STATEMENTS AND INFORMATION		27

	4.1	Reports and Notices.	27
	4.2	Communication with Accountants and Other Financial Advisors.	27
	4.3	Periodic Updates.	27

5.	AFFIRMATIVE COVENANTS		27

	5.1	Maintenance of Existence and Conduct of Business.	27
	5.2	Payment of Charges.	28
	5.3	Books and Records.	28
	5.4	Insurance; Damage to or Destruction of Collateral.	28
	5.5	Compliance with Laws.	30
	5.6	Supplemental Disclosure.	30
	5.7	Intellectual Property.	30
	5.8	Environmental Matters.	30
	5.9	Landlords’ Agreements, Bailee Letters and Real Estate Purchases.	31
	5.10	Cash Management.	32
	5.11	Further Assurances.	33
	5.12	Restructuring Advisors.	33
	5.13	Approved Budget.	33
	5.14	Milestones.	34
	5.15	Direct Foreign Subsidiaries.	34

6.	NEGATIVE COVENANTS		35

	6.1	Mergers, Subsidiaries, Etc.	35
	6.2	Investments; Loans and Advances.	35
	6.3	Indebtedness.	36
	6.4	Affiliate Transactions; Employee Loans.	36
	6.5	Capital Structure and Business.	37
	6.6	Guaranteed Indebtedness.	37
	6.7	Liens.	37
	6.8	Sale of Stock and Assets.	38
	6.9	ERISA.	38
	6.10	Financial Covenants.	38
	6.11	Hazardous Materials.	38

	6.12	Sale-Leasebacks.	38
	6.13	Cancellation of Indebtedness.	38
	6.14	Restricted Payments.	39
	6.15	Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year.	39
	6.16	No Impairment of Intercompany Transfers.	39
	6.17	No Speculative Transactions.	39
	6.18	Real Estate Purchases.	39
	6.19	Leases.	40
	6.20	Changes Relating to Subordinated Debt and Other Material Contracts.	40
	6.21	Repayment of Indebtedness.	40
	6.22	Reclamation Claims.	40
	6.23	Chapter 11 Claims and Cases.	40
	6.24	No New Subsidiaries.	41

7.	TERM		41

	7.1	Termination.	41
	7.2	Survival of Obligations Upon Termination of Financing Arrangements.	41

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		42

	8.1	Events of Default.	42
	8.2	Remedies.	46
	8.3	Waivers by Credit Parties.	47

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT		47

	9.1	Assignment and Participations.	47
	9.2	Appointment of Agent.	50
	9.3	Agent’s Reliance, Etc.	50
	9.4	Wilmington and Affiliates.	51
	9.5	Lender Credit Decision.	51
	9.6	Indemnification.	51
	9.7	Successor Agent.	52
	9.8	Setoff and Sharing of Payments.	53
	9.9	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.	53
	9.10	Collateral and Guaranty Matters.	55
	9.11	Agency for Perfection.	56
	9.12	Notices to Agent.	56

10.	MISCELLANEOUS		56

	10.1	Register.	56
	10.2	Complete Agreement; Modification of Agreement.	57
	10.3	Amendments and Waivers.	58
	10.4	Fees and Expenses.	60

10.5	No Waiver.	62
10.6	Remedies.	62
10.7	Severability.	62
10.8	Conflict of Terms.	62
10.9	Confidentiality.	63
10.10	GOVERNING LAW.	64
10.11	Notices.	64
10.12	Section Titles	65
10.13	Counterparts.	65
10.14	WAIVER OF JURY TRIAL.	65
10.15	Press Releases and Related Matters.	65
10.16	Reinstatement.	66
10.17	Advice of Counsel.	66
10.18	No Strict Construction.	66
10.19	Parties Including Trustees; Bankruptcy Court Proceedings.	66
10.20	Pre-Petition Indenture and Senior Secured Notes.	66
10.21	Agent’s and Lenders’ Discretion.	67
10.22	No Advisory or Fiduciary Responsibility.	67
10.23	Requisite Lender Approval.	68
10.24	USA PATRIOT Act Notice.	68

INDEX OF APPENDICES

Annex A (Recitals)	—	Definitions
Annex B (Section 2.1(a))	—	Closing Checklist
Annex C (Section 4.1(a))	—	Financial Statements and Projections - Reporting
Annex D (Section 6.10)	—	Financial Covenants
Annex E (Section 10.11)	—	Notice Addresses
Annex F (from Annex A Commitments definition)	—	Commitments as of Closing Date

Exhibit 1.1 (a)	—	Form of Notice of Revolving Loan Advance
Exhibit 1.1(e)	—	Form of Revolving Note
Exhibit 1.4(e)	—	Form of Notice of Conversion/Continuation
Exhibit 9.1(a)	—	Form of Assignment Agreement
Exhibit A	—	Form of Interim Order

Schedule 1.1	—	Agent’s Representatives

Disclosure Schedule 1.3	—	Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 2.1	—	First Day Orders
Disclosure Schedule 3.1	—	Type of Entity; State of Organization
Disclosure Schedule 3.2	—	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.5(a)	—	Financial Statements
Disclosure Schedule 3.5(b)	—	Pro Forma
Disclosure Schedule 3.5(c)	—	Projections
Disclosure Schedule 3.7	—	Real Estate and Leases
Disclosure Schedule 3.8	—	Labor Matters
Disclosure Schedule 3.9	—	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.12	—	Tax Matters
Disclosure Schedule 3.13	—	ERISA Plans
Disclosure Schedule 3.14	—	Litigation
Disclosure Schedule 3.15	—	Brokers
Disclosure Schedule 3.16	—	Intellectual Property
Disclosure Schedule 3.18	—	Hazardous Materials
Disclosure Schedule 3.19	—	Insurance
Disclosure Schedule 3.20	—	Deposit Accounts
Disclosure Schedule 3.21	—	Government Contracts
Disclosure Schedule 3.22	—	Customer and Trade Relations
Disclosure Schedule 3.23	—	Bonding; Licenses
Disclosure Schedule 5.1	—	Corporate and Trade Names
Disclosure Schedule 6.3	—	Existing Indebtedness
Disclosure Schedule 6.4(a)	—	Employee Loans
Disclosure Schedule 6.7	—	Liens

v

This SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION REVOLVING CREDIT AGREEMENT, dated as of September 23, 2010 among BLOCKBUSTER INC., a Delaware corporation (“BBI”), as a debtor and debtor-in-possession (the “Borrower”), the SUBSIDIARIES OF THE BORROWER signatory hereto, as debtors and debtors-in-possession, and WILMINGTON TRUST FSB, a federal savings bank (in its individual capacity, “Wilmington”), for itself and as Agent for Lenders.

RECITALS

WHEREAS, on September 23, 2010 (the “Petition Date”), the Borrower and the other Credit Parties commenced Chapter 11 Case Nos. 10-14996 through 10-15008, as jointly administered at Chapter 11 Case No. 10-14997 (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) by filing separate voluntary petitions for reorganization under Chapter 11, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Borrower and the other Credit Parties continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, each of the Lenders held interests in the 11.75% Senior Secured Notes due 2014 issued by the Borrower (the “Pre-Petition Senior Secured Notes”) pursuant to the Indenture dated as of October 1, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Pre-Petition Indenture”) among the Borrower, certain subsidiaries of the Borrower and U.S. Bank National Association, as trustee (the “Pre-Petition Indenture Trustee”);

WHEREAS, the Borrower has requested that Lenders provide a senior secured, super-priority revolving credit facility to the Borrower of One Hundred Twenty Five Million Dollars ($125,000,000) in the aggregate in order to fund the working capital requirements of the Borrower and the other Credit Parties, as debtors and debtors-in-possession, during the pendency of the Chapter 11 Cases and for the other purposes specified herein;

WHEREAS, Lenders are willing to make certain Post-Petition loans to Borrower of up to such amount upon the terms and subject to the conditions set forth herein, and in consideration, in part, for the constitution of a portion of the Pre-Petition Senior Secured Notes as administrative priority claims and the grant of super-priority priming liens pursuant to the Interim Order and the Final Order;

WHEREAS, Borrower has agreed to secure all of the Obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of their existing and after-acquired personal and real property;

WHEREAS, each of the other Credit Parties is willing to guarantee all of the Obligations to Agent and Lenders under the Loan Documents and to secure such guaranty by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its existing and after-acquired personal and real property;

WHEREAS, the business of the Borrower and the other Credit Parties is a mutual and collective enterprise, and the Borrower and the other Credit Parties believe that this Agreement will enhance the borrowing power of the Borrower and facilitate the administration of the Chapter 11 Cases and their loan relationship with Agent and the Lenders, all to the mutual advantage of the Borrower and the other Credit Parties;

WHEREAS, each Credit Party acknowledges that it will receive substantial direct and indirect benefits by reason of the making of Post-Petition loans to the Borrower as provided in this Agreement;

WHEREAS, Agent’s and the Lenders’ willingness to extend financial accommodations to the Borrower, and to administer the Borrower’s and the other Credit Parties’ collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to the Borrower and the other Credit Parties and at the request of the Borrower and the other Credit Parties and in furtherance of the mutual and collective enterprise of the Borrower and the other Credit Parties; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single, wholly integrated agreement. These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	AMOUNT AND TERMS OF REVOLVING LOAN

1.1	Revolving Credit Facility.

(a) Subject to the terms and conditions hereof (including, without limitation, the conditions set forth in Section 2.1 and Section 2.2), each Lender agrees to make available to the Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Loan Advance”). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date, the Borrower may borrow, repay and reborrow under this Section 1.1(a); provided that (1) the amount of any Revolving Loan Advance to be made at any time shall not cause the outstanding balance of the Revolving Loan to exceed the Maximum Amount at such time, (2) the Borrower may only request Revolving Loan Advances be made on one Business Day during any week, and (3) the amount of the Revolving Loan Advances made in any week shall not exceed the Maximum Weekly Advance Amount for such week. The Revolving Loan Advances requested by the Borrower to be made by the Lenders on any Business Day shall be in an aggregate amount equal to $2,500,000 or an integral multiple of $500,000 in excess thereof (or, if less, the remaining amount of the unused Commitments). Each Revolving Loan Advance shall be made on notice by the Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than 11:00 a.m. (New York City time) on the date which is three (3) Business Days prior to the proposed Revolving Loan Advance. Each such notice (a “Notice of Revolving Loan Advance”) must be given in writing (by telecopy, by electronic mail of a copy in portable document format or overnight courier) substantially in the form of Exhibit 1.1(a), and shall include the information required in such Exhibit and such other information as may be required by Agent. If the Borrower desires to have the Revolving Loan Advances bear interest by reference to a LIBOR Rate, the Borrower must comply with Section 1.4(e).

(b) Upon receipt of a Notice of Revolving Loan Advance, Agent shall promptly notify each Lender of the aggregate amount of the Revolving Loan Advance and of the amount of such Lender’s pro rata portion thereof, which shall be based on their respective Commitments. Each Lender will make the amount of its pro rata portion of the Revolving Loan Advance available to Agent for the account of the Borrower at the office of Agent specified to the Lenders, prior to 10:00 a.m. (New York City time) on the date of the proposed Revolving Loan Advance in funds immediately available to Agent. Amounts so received by Agent will promptly be made available to the Borrower by Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to Agent by the Lenders and in like funds as received by Agent.

(c) The entire unpaid balance of the Revolving Loan and all other Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full.

(d) Each payment of principal with respect to the Revolving Loan shall be paid to Agent for the ratable benefit of each Lender making a Revolving Loan Advance, ratably in proportion to each such Lender’s respective Commitment.

(e) Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a note to evidence the Commitment of such Lender. Each such note shall be in the principal amount of the Commitment of the applicable Lender, substantially in the form of Exhibit 1.1(e) (each a “Revolving Note” and, collectively, the “Revolving Notes”).

(f) Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Loan Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

1.2	Reductions in Commitments; Prepayments.

(a) Voluntary Prepayments; Reductions in Commitment. Borrower may at any time on at least five (5) days’ prior written notice by Borrower to Agent (i) voluntarily prepay all or part of the Revolving Loan and/or (ii) permanently reduce (but not terminate) the Commitment; provided that (A) any such prepayments or reductions shall be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount, or, in the case of the prepayment of the Revolving Loan, if less, the then remaining outstanding balance thereof, (B) the Commitment shall not be reduced to an amount less than the amount of the Revolving Loan then outstanding and (C) after giving effect to such reductions, the Borrower shall comply with Section 1.2(b)(i). In addition, Borrower may on at least ten (10) days’ prior written notice by Borrower to Agent terminate the Commitment on any Business Day on which the Revolving Loan and all other Obligations have been paid and satisfied in full. Any voluntary prepayment of the Revolving Loan must be accompanied by payment of any LIBOR funding breakage costs in accordance with Section 1.9(b). Each notice of partial prepayment shall designate the Revolving Loan Advances to which such prepayment is to be applied (subject to the requirement that Lenders receive their respective pro rata shares). Upon any such reduction or termination of the Commitment, the Borrower’s right to request Revolving Loan Advances shall simultaneously be permanently reduced or terminated, as the case may be. Any such reduction in the Commitment shall (subject to Section 9.9(c)) be applied ratably among the Lenders in accordance with their respective Pro Rata Shares.

(b) Mandatory Prepayments.

(i) If at any time the outstanding balance of the Revolving Loan exceeds the Maximum Amount at such time, the Borrower shall immediately repay the Revolving Loan to the extent required to eliminate such excess.

(ii) Immediately upon receipt by any Credit Party or any Subsidiary of a Credit Party of cash proceeds of any sale, transfer, lease or other disposition (including any disposition by means of a merger, consolidation or similar transaction) of any of its assets, property or rights therein (including, without limitation, any Stock or Intellectual Property), the Borrower shall (whether or not it receives, directly or indirectly, the proceeds of such sale, transfer, lease or other disposition) prepay the Obligations in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of Liens on such asset senior to the Liens in favor of the Agent, on behalf of the Secured Parties (but only to the extent such Liens constitute Permitted Liens hereunder), if any, (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith, and (E) in the case of the disposition of substantially all of the assets of the Credit Parties in a single transaction or series of related transactions pursuant to Section 363 of the Bankruptcy Code, the Carve-Out Expenses. Any such prepayment shall be applied in accordance with Section 1.2(c). The following shall not be subject to mandatory prepayment under this clause (ii): (1) proceeds of sales of Inventory in the ordinary course of business (including sales of Inventory in connection with the liquidation of a store); (2) proceeds of sales of assets of Foreign Subsidiaries which are retained by such Foreign Subsidiaries either (x) as expressly provided in the then current Approved Budget (or otherwise with the written consent of Requisite Lenders) or (y) as a result of a prohibition against distribution to its parent company under applicable law, (3) other proceeds of sales of assets which are not required to be applied to the mandatory prepayment of the Obligations either as expressly provided in the current Approved Budget or as Requisite Lenders may otherwise consent in writing, and (4) other asset disposition proceeds of less than $250,000 in the aggregate in any calendar month.

(iii) If the Borrower or any other Credit Party issues Stock or any debt securities, no later than the Business Day following the date of receipt of the proceeds thereof, the Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.2(c).

(iv) If on any Friday the aggregate Treasury Cash of the Borrower and its Subsidiaries exceeds the Maximum Weekly Cash Balance for such day, then the Borrower shall, no later than the next Business Day, repay the Obligations in an amount equal to such excess. Any such prepayment shall be applied in accordance with Section 1.2(c).

(c) Application of Certain Mandatory Prepayments. Any prepayments made by the Borrower pursuant to clauses (ii), (iii) or (iv) of Section 1.2(b) above shall be applied as follows (subject to Section 9.9(c)): first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents, second, to interest then due and payable on the Revolving Loan; third, to prepay the Revolving Loan until prepaid in full, but without reducing the Commitment; and fourth, to the payment of all other Obligations until paid in full; and any remaining cash proceeds thereof shall be deposited into a Deposit Account subject to a tri-party blocked account agreement in accordance with Section 5.10.

(d) Application of Prepayments from Insurance and Condemnation Proceeds. Prepayments from insurance proceeds in accordance with Section 5.4(c) or condemnation proceeds received with respect to any Collateral shall be applied to prepay the outstanding principal balance of the Revolving Loan, but without reducing the Commitment, and any remaining cash proceeds thereof shall be deposited into a Deposit Account subject to a tri-party blocked account agreement in accordance with Section 5.10.

(e) No Implied Consent. Nothing in this Section 1.2 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

(f) No Automatic Reduction in Commitments. Other than in connection with a reduction of the Commitments pursuant to clause (a) of this Section 1.2, no prepayment made by the Borrower pursuant to clause (a) or clause (b) of this Section 1.2 shall result in an automatic reduction in Commitments.

1.3 Use of Proceeds. The Borrower shall utilize the proceeds of the Revolving Loan Advances and the proceeds of Collateral solely for the financing of the ordinary working capital and general corporate needs of the Borrower and the other Credit Parties, including certain fees and expenses of professionals retained by the Borrower and the other Credit Parties, subject to the Carve-Out Expenses (but excluding in any event the making of any Restricted Payment not specifically permitted by Section 6.14), and for certain other pre-petition expenses, subject in each and every case (except with respect to legal fees and expenses) to compliance with the current Approved Budget (subject to permitted variances under Section 5.13(b)) and Section 6 hereof. Nothing herein to the contrary notwithstanding, neither the Borrower nor any other Credit Party shall be permitted to use the proceeds of any Revolving Loan Advance or any of the proceeds of the Collateral:

(a) for the payment of interest and principal with respect to Subordinated Debt or any other Pre-Petition Indebtedness of the Borrower or any other Credit Party (except, in each case to the extent approved in accordance with “first day” orders approved by Requisite Lenders, for: (i) Pre-Petition employee wages, benefits and related employee taxes as of the Petition Date; (ii) Pre-Petition sales, use and real property taxes; (iii) other amounts approved in accordance with such “first day” orders; and (iv) cure amounts approved by Requisite Lenders under leases and executory contracts assumed with approval of the Bankruptcy Court);

(b) to finance in any way any investigation, action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to (i) the interests of Agent and Lenders or their rights and remedies under this Agreement, the other Loan Documents, the Interim Order or the Final Order, or (ii) the interests of the Pre-Petition Indenture Trustee or the holders of any Pre-Petition Senior Secured Notes, including, without limitation, for the payment of any services rendered by the professionals retained by the Borrower, any other Credit Party or any of the Committees in connection with the investigation of or the assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment determination, declaration or similar relief (x) invalidating, setting aside, avoiding or subordinating, in whole or in part, the Pre-Petition Senior Secured Notes or the Liens securing same, or the Obligations or the Liens securing same, (y) for monetary, injunctive or other affirmative relief against the Pre-Petition Indenture Trustee or the holders of any Pre-Petition Senior Secured Notes or any Lender or Agent or their respective collateral, or (z) preventing, hindering or otherwise delaying the exercise by the Pre-Petition Indenture Trustee, the holders of any Pre-Petition Senior Secured Notes, any Lender or Agent of any rights and remedies under the Interim Order or Final Order, the Pre-Petition Indenture or any documents relating thereto, the Loan Documents or applicable law, or the enforcement or realization (whether by foreclosure, credit bid, further order of the court or otherwise) by any or all of the Pre-Petition Indenture Trustee, the holders of any Pre-Petition Senior Secured Notes, the Lenders and Agent upon any of their security or Collateral;

(c) to make any distribution under a plan of reorganization in any Chapter 11 Case;

(d) to make any payment in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body without the prior written consent of Requisite Lenders;

(e) to pay any obligations to the extent not specifically set forth in the current Approved Budget; or

(f) to pay any fees or similar amounts to any person who has proposed or may propose to purchase interests in the Borrower or any other Credit Party (including so-called “Topping Fees,” “Exit Fees,” and similar amounts) without the prior written consent of Requisite Lenders.

Disclosure Schedule (1.3) contains a description of the Borrower’s sources and uses of funds as of the Closing Date, including Revolving Loan Advances to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

1.4	Interest and Applicable Margins.

(a) The Borrower shall pay interest to Agent, for the ratable benefit (subject to Section 9.9(c)) of Lenders in accordance with the various Revolving Loan Advances being made by each Lender, in arrears on each applicable Interest Payment Date, at the Index Rate plus the Applicable Index Margin per annum, or, at the election of the Borrower, the applicable LIBOR Rate plus the Applicable LIBOR Margin per annum.

The Applicable Margins are as follows:

Applicable Index Margin	7.50%

Applicable LIBOR Margin	8.50%

(b) If any payment on the Revolving Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year (or, in connection with the calculation of interest in respect of Index Rate Loans, a 365 or 366-day year, as applicable), in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) So long as an Event of Default has occurred and is continuing under Section 8.1(a) or so long as any other Event of Default has occurred and is continuing and at the written request of Requisite Lenders to Agent, confirmed by written notice from Agent to the Borrower, and without further notice, motion or application to, hearing before, or order from the Bankruptcy Court, the interest rates applicable to the Revolving Loan Advances shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e) Subject to the conditions precedent set forth in Section 2.2, the Borrower shall have the option to (i) request that any Revolving Loan Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Revolving Loan Advances from Index Rate Loans to LIBOR Loans, (iii) convert a Revolving Loan Advance which is a LIBOR Loan to an Index Rate Loan subject to payment of LIBOR breakage costs in accordance with Section 1.9(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Revolving Loan Advance as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Revolving Loan Advance shall commence on the first day after the last day of the LIBOR Period of the Revolving Loan Advance to be continued. The Revolving Loan Advances shall be made, converted or continued solely on a pro rata basis among all Lenders. Any Revolving Loan Advances or group of Revolving Loan Advances having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 11:00 a.m. (New York City time) on the third Business Day prior to (1) the date of any proposed Revolving Loan Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by the Borrower in such election. If no election is received with respect to a LIBOR Loan by 11:00 a.m. (New York City time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. The Borrower must make such election by notice to Agent in writing, by telecopy, by electronic mail of a copy in portable document format or by overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.4(e).

(f) Notwithstanding anything to the contrary set forth in this Section 1.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

1.5	Fees.

(a) The Borrower shall pay to Wilmington, individually, the Fees specified in the Wilmington Fee Letter, at the times specified for payment therein.

(b) As provided in the Backstop Commitment Letter, the Borrower shall pay to Agent, for the ratable benefit of the Backstop Lenders, individually, the Fees specified therein on dates specified therein.

(c) The Borrower shall pay to each Lender a commitment fee equal to one and one-half percent (1.5%) of such Lender’s Commitment, which will be due and payable in full on the date of the issuance of the Final Order.

(d) As additional compensation for the Lenders, the Borrower shall pay to Agent, for the ratable benefit of the Lenders (subject to Section 9.9(c)), in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for the Borrower’s non-use of available funds in an amount equal to one percent (1.0%) per annum (calculated on the basis of a 360-day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Loan outstanding during the period for which such Fee is due.

(e) The fees set forth in this Section 1.5 are in addition to all other fees, costs and expenses otherwise payable in respect of this Agreement and the other Loan Documents. Each such fee shall be fully earned when paid, shall be nonrefundable, and shall be paid in immediately available funds without setoff, deduction or counterclaim of any kind.

1.6 Receipt of Payments. The Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York City time) on the day when due in immediately available funds in Dollars to the Collection Account, without setoff, counterclaim, deduction or the assertion of any defense of any kind. All payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York City time. Payments received after 2:00 p.m. New York City time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.7	Application and Allocation of Payments.

(a) So long as no Event of Default has occurred and is continuing, (i) voluntary prepayments shall be applied as set forth in Section 1.2(a) and (ii) mandatory prepayments shall be applied as set forth in Sections 1.2(c) and 1.2(d). All payments and prepayments applied to the Revolving Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share (subject to Section 9.9(c)). As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, the Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of the Borrower, and hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In all circumstances, after acceleration or maturity of the Obligations, all payments and proceeds of Collateral shall be applied to amounts then due and payable in accordance with Section 8.2(c).

(b) Agent is authorized, at the direction of Requisite Lenders, to charge to the Revolving Loan balance on behalf of the Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by the Borrower under this Agreement or any of the other Loan Documents if and to the extent the Borrower fails to pay promptly any such amounts as and when due, even if the amount of such charges would cause the balance of the Revolving Loan to exceed the Maximum Amount. To the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

1.8 Loan Account and Accounting. Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Revolving Loan Advances, all payments made by the Borrower or any other Credit Party, and all other debits and credits as provided in this Agreement with respect to the Revolving Loan or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by the Borrower and each other Credit Party; provided that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrower’s or any other Credit Party’s duty to pay the Obligations. Agent shall render to the Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month. Unless the Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by the Borrower.

1.9	Indemnity.

(a) Except with respect to Taxes, which are exclusively governed by Section 1.11 of this Agreement, in addition to the payment of expenses pursuant to Section 10.4, each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, advisors, agents, partners, members, managers, controlling persons, stockholders and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities, obligations, penalties, judgments, costs and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability, obligation, penalty, judgment, cost or expense results solely from that Indemnified Person’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment or order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 1.9 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnified Persons or any of them. No Indemnified Person shall be responsible or liable to any other party to any Loan Document, any successor, assignee or third party beneficiary of such person or any other person asserting claims derivatively through such party, for indirect, punitive, exemplary or consequential damages which may be alleged as a result of credit having been extended, suspended or terminated under any Loan Document or as a result of any other transaction contemplated hereunder or thereunder.

(b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) the Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) the Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after the Borrower has given notice requesting the same in accordance herewith; or (iv) the Borrower shall fail to make any prepayment of a LIBOR Loan after the Borrower has given a notice thereof in accordance herewith, then the Borrower and each of the other Credit Parties shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Revolving Loan and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide the Borrower with its written calculation of all amounts payable pursuant to this Section 1.9(b), and such calculation shall be binding on the parties hereto unless the Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

(c) The agreements in this Section 1.9 shall survive repayment of the Revolving Loan and all other amounts payable hereunder.

1.10 Access. So long as no Event of Default has occurred and is continuing, each Credit Party that is a party hereto shall, during normal business hours, from time to time upon two (2) Business Days’ prior notice as frequently as Requisite Lenders reasonably determine to be appropriate, but no more than one time per month: (a) provide Lenders and any of their officers, employees, consultants, financial advisors, agents and other designees access to its properties, facilities, advisors, accountants, officers and employees of each Credit Party and to the Collateral, (b) permit Lenders and any of their officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Lenders and their officers, employees, consultants, financial advisors, agents and other designees, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party. If an Event of Default has occurred and is continuing, each such Credit Party shall provide all such access to Agent and to each Lender and their respective officers, employees, consultants, financial advisors, accountants, agents and other designees at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, the Borrower shall use all commercially reasonable efforts to provide Agent and each Lender with access to its suppliers and customers. Each Credit Party shall make available to Agent, Lenders and their counsel reasonably promptly originals or copies of all books and records that Agent or Requisite Lenders may reasonably request, subject to any applicable mandatory laws imposing confidentiality thereon; provided, that the Credit Parties shall disclose such books and records to the extent permitted under applicable law, and shall identify to Agent and Lenders what books and records have been withheld, and the reason therefor. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least five (5) days’ prior written notice of regularly scheduled audits.

1.11 Taxes.

(a) Any and all payments by the Borrower hereunder or in connection herewith shall be made, in accordance with this Section 1.11, free and clear of and without deduction for any and all present or future Taxes, excluding, in the case of each Lender and Agent, the following Taxes: (x) United States backup withholding taxes imposed on amounts payable to any Lender or Agent that is a “United States person,” as defined in Section 7701(a)(30) of the IRC at the time such Lender or Agent becomes a party hereto or designates a new lending office, (y) in the case of a Foreign Lender any United States federal withholding tax that would be imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto or designates a new lending office, or (z) taxes that are directly attributable to the failure (other than as a result of a change in any requirement of Law) by any Lender or Agent to deliver the documentation required to be delivered pursuant to subsection (c) below. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or in connection herewith, (i) the sum payable shall be increased as much as shall be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 1.11), Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

(b) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefore, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.11) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Notwithstanding the foregoing, the Borrower shall not be obligated to make payment pursuant to this Section 1.11(b) with respect to penalties, interest, expenses and similar liabilities to the extent that (i) such amounts arose or accrued after such Loan Party’s satisfaction of its indemnification obligations under this Section 1.11(b) and (ii) such amounts are attributable to the gross negligence or willful misconduct of such Lender or Agent as determined by a court of competent jurisdiction in a final and non-appealable judgment or order.

(c) Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under or in connection with this Agreement that is exempt from United States withholding tax under an applicable statute or tax treaty shall provide to the Borrower and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to the Borrower and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender. Each Lender that is a U.S. Lender shall (A) on or prior to the date such U.S. Lender becomes a “U.S. Lender” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (C) and (D) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPC, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPC, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(d) Agent and each Lender claiming any additional amounts payable pursuant to this Section 1.11 shall use its reasonable efforts (consistent with its internal policies and requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of Agent or such Lender, be otherwise disadvantageous to Agent or such Lender.

(e) Each Lender having sold a participation in any of its Loan Documents, Revolving Loan Advances or Commitments or identified an SPC as such to Agent shall collect from such participant or SPC the documents described in clause (c) above and provide them to Agent.

(f) If a Lender or Agent determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the applicable Credit Party or with respect to which such Credit Party has paid additional amounts pursuant to this Section 1.11, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit party under this Section 1.11 with respect to the Taxes giving rise to such refund), net of all out of pocket costs and expenses of such Lender or Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Credit Party agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or Agent promptly upon such Lender or Agent’s request therefore in the event such Lender or Agent is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Lender or Agent to make available its tax returns (or any other information relating to its taxes or otherwise that it deems confidential) to any Credit Party or any other Person.

(g) Notwithstanding anything contained elsewhere in this Agreement, this Section 1.11 shall be a Lender or Agent’s exclusive remedy for indemnification of any Taxes.

1.12 Capital Adequacy; Increased Costs; Illegality.

(a) If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then the Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to the Borrower and to Agent shall be presumptive evidence of the matters set forth therein.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Revolving Loan Advance, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Borrower pursuant to this Section 1.12(b).

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its LIBOR Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to the Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) the Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by the Borrower to such Lender, together with interest accrued thereon, unless the Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

1.13 Single Loan. All Revolving Loan Advances to the Borrower and all of the other Obligations arising under this Agreement and the other Loan Documents shall constitute one general obligation of the Borrower secured, until the Termination Date, by all of the Collateral.

1.14 Super Priority Nature of Obligations and Lenders’ Liens. The priority of Lenders’ Liens on the Collateral owned by the Borrower and the other Credit Parties shall be set forth in the Interim Order and the Final Order.

1.15 Payment of Obligations. Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

1.16 No Discharge; Survival of Claims. The Borrower and each Credit Party agree that, except as may be provided for in a final order of the Bankruptcy Court approved by Requisite Lenders confirming a Conforming Plan of Reorganization approved in accordance with the Bankruptcy Code, (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization in any Chapter 11 Case (and the Borrower and each of the other Credit Parties pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waive any such discharge) and (b) the superpriority administrative claim granted to Agent and Lenders pursuant to the Interim Order and Final Order and described in Section 1.14 and the Liens granted to Agent (on behalf of itself and the Lenders) pursuant to the Interim Order and Final Order and described in Section 1.14 shall not be affected in any manner by the entry of an order confirming a plan of reorganization in any Chapter 11 Case.

1.17 Release. The Borrower and each other Credit Party hereby acknowledges effective upon entry of the Final Order, that the Borrower, the other Credit Parties and their respective Subsidiaries have no defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all of any part of the Borrower’s or the other Credit Parties’ liability to repay Agent or any Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from Agent or any Lender. The Borrower and each other Credit Party, each in their own right and on behalf of their bankruptcy estates, and on behalf of all their successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them (collectively, the “Releasing Parties”), hereby fully, finally and forever release and discharge Agent and Lenders and all of Agent’s and Lenders’ past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, partners, members, managers, controlling persons and stockholders and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Interim Order, the Final Order and the transactions contemplated hereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

1.18 Waiver of any Priming Rights. Upon the Closing Date, and on behalf of themselves and their estates, and for so long as any Obligations shall be outstanding, the Borrower and each other Credit Party hereby irrevocably waives any right, pursuant to Sections 364(c), 364(d) or 506(c) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations, or to approve a claim of equal or greater priority than the Obligations.

2.	CONDITIONS PRECEDENT

2.1 Conditions to the Initial Revolving Loan Advance. No Lender shall be obligated to make any Revolving Loan Advance on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner approved by Requisite Lenders, or waived in writing by Requisite Lenders:

(a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, the Borrower, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Requisite Lenders shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex B, each in form and substance approved by Requisite Lenders.

(b) Approvals. Agent shall have received (i) evidence approved by Requisite Lenders that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, in connection with the filing of the Chapter 11 Cases and to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably approved by Requisite Lenders affirming that no such consents or approvals are required.

(c) Payment of Fees. The Borrower shall have paid (i) all of the Fees required to be paid on or before the Closing Date in the respective amounts specified in Section 1.5 (including the Fees specified in the Wilmington Fee Letter and the Backstop Commitment Letter), (ii) all fees and expenses of the Pre-Petition Indenture Trustee with respect to the Pre-Petition Indenture and the Pre-Petition Senior Secured Notes through the Closing Date, (iii) all fees and expenses of Sidley Austin LLP, legal counsel to holders of certain Pre-Petition Senior Secured Notes and certain Lenders, and (iv) to Agent in reimbursement for all fees, costs and expenses of closing presented as of the Closing Date.

(d) Interim Order. Entry by the Bankruptcy Court of the Interim Order, by no later than seven (7) calendar days after the Petition Date.

(e) Approved Budget. Borrower shall have delivered to Agent and the Lenders the initial Approved Budget, as of the Closing Date (for the period of 13 weeks following the Closing Date), in form and substance approved by Requisite Lenders.

(f) Deposit Accounts. The Borrower and the other Credit Parties shall maintain cash in Deposit Accounts in the manner described in Section 5.10 and shall have obtained appropriate court orders approving the same, all as approved by Requisite Lenders.

(g) First Day Orders. The “first day” orders described on Disclosure Schedule (2.1) in form and substance approved by Requisite Lenders shall have been entered in the Chapter 11 Cases.

2.2 Further Conditions to Each Revolving Loan Advance. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Revolving Loan Advance, whether on the Closing Date or at any time thereafter or, convert or continue any Revolving Loan Advance as a LIBOR Loan, if, as of the date thereof:

(a)(i) in the case of the first Revolving Loan Advance hereunder, the Bankruptcy Court shall not have entered the Interim Order, and (ii) in the case of any Revolving Loan Advance hereunder, (1) the Interim Order shall have expired or otherwise no longer be in full force and effect and the Bankruptcy Court shall not have entered the Final Order, or (2) the Interim Order or the Final Order, as the case may be, shall have been vacated, stayed, reversed, rescinded, modified or amended without Requisite Lenders’ consent or shall otherwise not be in full force and effect;

(b) the Revolving Loan Advance requested would cause the outstanding amount of the Revolving Loan to exceed the amount then authorized by the Interim Order or the Final Order, as the case may be, or any order modifying, reversing, staying or vacating such order shall have been entered;

(c)(i) any representation or warranty by any Credit Party contained herein or in any other Loan Document is (x) untrue or incorrect as of the Closing Date, or (y) untrue or incorrect in any material respect as of any such date after the Closing Date (other than those representations and warranties or portions thereof that contain materiality or Material Adverse Effect qualifiers, which shall be true and correct in all respects), in each case as determined by Requisite Lenders, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and (ii) Requisite Lenders have determined not to make such Revolving Loan Advance, convert or continue any Revolving Loan Advance as LIBOR Loan as a result of the fact that such warranty or representation is untrue or incorrect or untrue or incorrect in any material respect, as the case may be;

(d)(i) any Default or Event of Default has occurred and is continuing or would result after giving effect to such Revolving Loan Advance, and (ii) Requisite Lenders shall have determined not to make such Revolving Loan Advance or convert or continue any Revolving Loan Advance as a LIBOR Loan as a result of that Default or Event of Default;

(e) after giving effect to such Revolving Loan Advances, the aggregate amount of the Revolving Loan Advances made in the same week would exceed the Maximum Weekly Advance Amount for such week; or

(f) after giving effect to such Revolving Loan Advance, the outstanding principal amount of the Revolving Loan would exceed the Maximum Amount.

The request and acceptance by the Borrower of the proceeds of any Revolving Loan Advance or the conversion or continuation of any Revolving Loan Advance into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 2.2 have been satisfied, (ii) an affirmation by the Borrower that it is then in compliance with the current Approved Budget and, in its reasonable estimation, shall be in compliance with the Approved Budget for the subsequent month, in each case subject to permitted variances under Section 5.13(b) and (iii) a reaffirmation by the Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.	REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Revolving Loan Advances, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

3.1 Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized and validly existing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) in the case of the Borrower, is in good standing under the laws of its jurisdiction of incorporation; (c) in the case of each Credit Party other than the Borrower, is in good standing under the laws of its jurisdiction of incorporation or organization on the Closing Date and on any such subsequent date if the failure to be in good standing could reasonably be expected to have a Material Adverse Effect; (d) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (e) subject to the entry of the Interim Order (or the Final Order, when applicable) by the Bankruptcy Court, has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (f) subject to specific representations regarding Environmental Laws, has all Licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (g) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (h) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2 Executive Offices, Locations, FEIN. As of the Closing Date, each Credit Party’s name as it appears in official filings in its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and the current location of each Credit Party’s chief executive office are set forth in Disclosure Schedule (3.2), none of such locations has changed within the four (4) months preceding the Closing Date and each Credit Party has only one state of incorporation or organization. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

3.3 Corporate Power, Authorization, Enforceable Obligations. Upon the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable) the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and, subject to the entry of the Interim Order (or the Final Order, when applicable), each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

3.4 Financial Statements and Projections. Except for the Projections, all Financial Statements concerning the Borrower and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

3.5 Financial Statements.

(a) The following Financial Statements attached hereto as Disclosure Schedule (3.5(a)) have been delivered on the date hereof:

(i) The audited consolidated and unaudited consolidating balance sheets at January 3, 2010 and the related statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, certified by PricewaterhouseCoopers LLP.

(ii) The unaudited balance sheet(s) at July 4, 2010 and the related statement(s) of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Quarter then ended.

(b) Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.5(b)) was prepared by the Borrower giving pro forma effect to the transactions occurring on the Closing Date, was based on the unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries dated July 4, 2010, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

(c) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.5(c)) have been prepared by the Borrower in light of the past operations of its businesses, include future payments of known contingent liabilities, and reflect projections for the five (5) year period beginning on January 1, 2010, through and including December 31, 2014, on a month-by-month basis for the years 2010 and 2011, and on a quarter-by-quarter basis for the years 2012, 2013 and 2014. The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

(d) Approved Budget. The Credit Parties have disclosed to Agent and the Lenders all material assumptions with respect to the initial Approved Budget and each subsequent Approved Budget and affirm that each Approved Budget was prepared in good faith upon assumptions believed to be reasonable at the time of preparation.

3.6 Material Adverse Effect. Between July 4, 2010 and the Closing Date: (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) except as has been disclosed in writing to the Lenders prior to the Closing Date, no Credit Party is in default other than the commencement of the Chapter 11 Cases and as of the Closing Date, to the best of Borrower’s knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since July 4, 2010, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

3.7 Ownership of Property; Liens. Each Credit Party holds good and marketable fee simple title to all of the real estate (“Real Estate”) owned by such Credit Party, and valid and marketable leasehold interests in all of its leased or subleased Real Estate. Disclosure Schedule (3.7) describes all Real Estate owned by any Credit Party as of the Closing Date. Each Credit Party also has, subject to Permitted Liens, good and marketable title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Liens, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Liens. Each Credit Party has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets. As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.8 Labor Matters. Except as set forth on Disclosure Schedule 3.8, as of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, employment agreement or employee bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement; (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

3.9 Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Disclosure Schedule (3.9), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.9). Except as set forth in Disclosure Schedule (3.9), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.

3.10 Government Regulation. No Credit Party is an investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Federal Power Act or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Revolving Loan Advances by Lenders to the Borrower, the application of the proceeds thereof and repayment thereof will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.11 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Revolving Loan Advances or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.12 Taxes. All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof excluding Charges or other amounts being contested in accordance with Section 5.2(b) or unless the failure to so file or pay would not reasonably be expected to result in fines, penalties or interest in excess of $50,000 in the aggregate. Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.12) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any current assessments or threatened in writing assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.12), as of the Closing Date, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Neither any of the Credit Parties nor their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) the principal purpose of which is the sharing of Taxes or (b) to each Credit Party’s knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested in writing to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

3.13 ERISA.

(a) Disclosure Schedule (3.13), as of the Closing Date, separately identifies all Pension Plans, Multiemployer Plans, and Retiree Welfare Plans. Copies of all Pension Plans and all Retiree Welfare Plans, together with a copy of the latest form IRS/DOL 5500-series and actuarial report, as applicable, for each such Plan, have been delivered to Agent and Lenders. Except as otherwise excused under the Bankruptcy Code as applicable to the Credit Parties and their ERISA Affiliates, neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA which could result in the imposition of a Lien under Section 430(k) of the IRC or Section 303(k) of ERISA.

(b) Except as set forth in Disclosure Schedule (3.13): as of the Closing Date, (i) no Title IV Plan has been terminated for which there is any outstanding liability, contingent or otherwise; (ii) no Credit Party or ERISA Affiliate has incurred any material outstanding liability (whether or not assessed) as a result of a complete or partial withdrawal from a Multiemployer Plan.

3.14 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document, or (b) that is not stayed under Section 362 of the Bankruptcy Code and has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.14), as of the Closing Date there is no Litigation pending or, to any Credit Party’s knowledge, threatened, that seeks damages in excess of $250,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.15 Brokers. Except as set forth on Disclosure Schedule 3.15, no broker or finder brought about the obtaining, making or closing of the Revolving Loan, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.16 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it, and each Patent, Trademark, Copyright and License material to the business of any Credit Party is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.16). Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Disclosure Schedule (3.16), no Credit Party is aware of any material infringement claim by any other Person with respect to any Intellectual Property.

3.17 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, Financial Statements or other written reports from time to time prepared by any Credit Party and delivered hereunder or any written statement prepared by any Credit Party and furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein taken as a whole not misleading in light of the circumstances under which they were made. Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which the Borrower believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to the Borrower as of such delivery date, and reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the period set forth therein. Such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Liens (other than Permitted Liens that are expressly required to be junior and subordinate to the Liens under the Loan Documents in accordance with Section 6.7 or the definition of “Permitted Encumbrances”).

3.18 Environmental Matters.

(a) Except as set forth in Disclosure Schedule (3.18), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $100,000; (ii) no Credit Party has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $100,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $100,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $100,000; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $100,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent and Lenders copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

(b) Each Credit Party hereby acknowledges and agrees that each of Agent and each Lender (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party’s affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

3.19 Insurance. Disclosure Schedule (3.19) lists all material insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy. The amount, deductibles and coverage of such material insurance policies is substantially consistent with the amount, deductibles and coverage of insurance which has been historically maintained by the Credit Parties, except as disclosed to the Lenders prior to the Closing Date.

3.20 Deposit Accounts. Disclosure Schedule (3.20) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, all of which constitute Deposit Accounts, and such Schedule correctly identifies for each such account (other than any such account described in clause (iii) or clause (vii) of the definition of “Specified Deposit Account”) the name and address of the depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.21 Government Contracts. Except as set forth in Disclosure Schedule (3.21), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.22 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any Studio or any other supplier essential to its operations, except, in each case, (i) the filing of the Chapter 11 Cases, and (ii) as disclosed to the Lenders prior to the Petition Date (including any Disclosed Matter) and described on Disclosure Schedule 3.22.

3.23 Bonding; Licenses. Except as set forth on Disclosure Schedule 3.23, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or binding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

3.24 Subordinated Debt. As of the Closing Date, the Borrower has delivered to Agent and Lenders a complete and correct copy of the Subordinated Notes (including the indenture pursuant to which the Subordinated Notes were issued, all schedules, exhibits, amendments, supplements, modifications, assignments and all other material documents delivered pursuant thereto or in connection therewith). All Obligations constitute Indebtedness entitled to the benefits of the subordination provisions contained in the Subordinated Notes. As of the Closing Date, no Subordinated Debt exists other than the Subordinated Notes.

3.25 Reorganization Matters.

(a) The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and notice thereof as well as notice of (x) the motion seeking approval of the Loan Documents and the Interim Order and Final Order, and (y) the hearing for the approval of the Interim Order, and (z) the hearing for the approval of the Final Order, in each case was properly given in accordance with applicable law.

(b) After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, subject to Permitted Liens (other than Permitted Liens that are expressly required to be junior and subordinate to the Liens under the Loan Documents in accordance with Section 6.7 or the definition of “Permitted Encumbrances”).

(c) The Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect has not been reversed, stayed, modified or amended.

(d) Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or Final Order, as the case may be, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, Agent and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder or under applicable law, without further application to or order by the Bankruptcy Court.

(e) The Borrower has given (and shall give) on a timely basis as specified in the Interim Order or the Final Order, as the case may be, all notices required to be given to all parties specified in the Interim Order or the Final Order, respectively.

4.	FINANCIAL STATEMENTS AND INFORMATION

4.1 Reports and Notices. Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex C.

4.2 Communication with Accountants and Other Financial Advisors. Each Credit Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, financial advisors, investment bankers and consultants, including PricewaterhouseCoopers LLP, and authorizes and shall instruct those accountants, financial advisors, investment bankers and consultants to communicate to Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party (provided that (i) in the case of any substantive or material communication in writing (including e-mail), a copy of such communication shall be provided concurrently to a representative of the Borrower, and (ii) in the case of any other substantive or material communication, the Borrower shall be given reasonable advance notice thereof by Agent or such Lender, as the case may be, and, to the extent requested by the Borrower, the Borrower shall be entitled to have a representative present (either in person or on the call, as the case may be)).

4.3 Periodic Updates. During the first week of every month (or more frequently at the request of Requisite Lenders, but not more frequently than once each week), at regularly scheduled times reasonably acceptable to Requisite Lenders (but in any event on at least two (2) Business Days’ notice from the Borrower), the Borrower shall hold an update call with the Chief Restructuring Officer, the chief financial officer of the Borrower and such other members of senior management of the Borrower as the Borrower deems appropriate and the Lenders and their respective representatives, advisors and independent contractors to discuss the state of the business of the Borrower and its Subsidiaries, including but not limited to recent performance, cash and liquidity management, operational and restructuring activities, current business and market conditions and material performance changes.

5.	AFFIRMATIVE COVENANTS

Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1 Maintenance of Existence and Conduct of Business. Except as occasioned by the Chapter 11 Cases and effects normally related thereto, each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

5.2 Payment of Charges.

(a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due; provided, no Credit Party shall be required to pay any Charges, Taxes or Claims the nonpayment of which is permitted by the Bankruptcy Code or the payment of which is stayed under Section 362 of the Bankruptcy Code.

(b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent and Lenders evidence reasonably approved by Requisite Lenders of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met.

5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.5(a)).

5.4 Insurance; Damage to or Destruction of Collateral.

(a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.19) as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably approved by Requisite Lenders. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Requisite Lenders deem advisable. Agent and the Lenders shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, neither Agent nor any Lender shall be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable by the Borrower to Agent on demand and shall be additional Obligations hereunder secured by the Collateral.

(b) Agent reserves the right at any time upon any change in any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in the reasonable opinion of Requisite Lenders, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably approved by Requisite Lenders, with respect to its insurance policies.

(c) Each Credit Party shall deliver to Agent, in form and substance reasonably approved by Requisite Lenders, endorsements to (i) all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $250,000, as such Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. The Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance. After deducting from such proceeds (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Liens (other than Permitted Liens that are expressly required to be junior and subordinate to the Liens under the Loan Documents in accordance with Section 6.7 or the definition of “Permitted Encumbrances”), Agent may, at the option of Requisite Lenders, apply such proceeds to the reduction of the Obligations in accordance with Section 1.2(d), or permit or require the applicable Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $250,000 in the aggregate, Agent shall permit the applicable Credit Party to replace, restore, repair or rebuild the property; provided that if such Credit Party shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 90 days of such casualty, Agent shall apply such insurance proceeds to the Obligations in accordance with Section 1.2(d). All insurance proceeds made available to any Credit Party to replace, repair, restore or rebuild Collateral shall be deposited in a Deposit Account subject to a tri-party blocked account agreement in accordance with Section 5.10. Thereafter, such funds shall be made available to that Credit Party to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) the Borrower shall request a release from the cash collateral account be made to the Borrower or other Credit Party in the amount requested to be released, and (ii) so long as the conditions set forth in Section 2.2 have been met, Agent shall release funds from the cash collateral account. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.2(d).

5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA, labor laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, is excused under the Bankruptcy Code as applicable to the Credit Parties or could not reasonably be expected to have a Material Adverse Effect.

5.6 Supplemental Disclosure. From time to time as may be reasonably requested by Requisite Lenders or at Credit Parties’ election, the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

5.7 Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.

5.8 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $100,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent or Requisite Lenders at any time have a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Requisite Lenders may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably approved by Requisite Lenders and shall be in form and substance reasonably approved by Requisite Lenders, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Requisite Lenders deems appropriate, including subsurface sampling of soil and groundwater. The Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

5.9 Landlords’ Agreements, Bailee Letters and Real Estate Purchases. As reasonably requested by Requisite Lenders and to the extent not otherwise addressed to Requisite Lenders’ reasonable approval in the Final Order, each Credit Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably approved by form and substance to Requisite Lenders. After the Closing Date, no real property or warehouse space shall be leased by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Requisite Lenders or, unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Credit Party shall timely and fully pay and perform its Post-Petition obligations under all material leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located. To the extent otherwise permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall first provide to Agent a mortgage or deed of trust granting Agent a first priority Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Requisite Lenders, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Requisite Lenders, in each case, in form and substance reasonably approved by Requisite Lenders.

5.10 Cash Management.

(a) All cash of each Credit Party shall be held solely in Deposit Accounts maintained in such Credit Party’s name. With respect to each Specified Deposit Account, the related Credit Party shall use commercially reasonable efforts to enter into a tri-party blocked account agreement with the bank at which such Specified Deposit Account is maintained (each, a “Deposit Account Bank”) and Agent, in form and substance reasonably approved by Agent, which shall be effective no later than thirty (30) Business Days following the Closing Date, and which shall provide, among other things, that (i) all items of payment and proceeds thereof deposited in such Specified Deposit Account are held by such Deposit Account Bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) such Deposit Account Bank has no rights of setoff or recoupment or any other claim against such Specified Deposit Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such Specified Deposit Account and for returned checks or other items of payment, (iii) such Deposit Account Bank shall follow instructions delivered by Agent with respect to such Specified Deposit Account and all funds therein without any further notice to or consent of any Credit Party or any other Person, including, without limitation, an instruction to forward immediately all amounts in such Specified Deposit Account to the Collection Account or such other deposit account as Agent may direct.

(b) Each Credit Party shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment owing to such Credit Party directly to a Deposit Account or to a lock box associated with a Deposit Account, other than retail Account Debtors and other Account Debtors that, consistent with past practice, did not do so prior to the Petition Date. Each Credit Party shall, in the same manner typically done prior to the Petition Date, deposit or cause to be deposited all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral into one or more Deposit Accounts.

(c) So long as no Default or Event of Default has occurred and is continuing, the Borrower may amend Disclosure Schedule (3.20) to add or replace a Deposit Account or Deposit Account Bank; provided, that (i) Agent shall have consented in writing in advance to the opening of such account with the relevant bank and (ii) prior to the time of the opening of such account, the applicable Credit Party and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably approved by Agent. The Credit Parties shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Requisite Lenders’ reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts of the bank holding such accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Requisite Lenders’ reasonable judgment.

(d) The Deposit Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Revolving Loan and all other Obligations, and in which each Credit Party thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Guaranty and Security Agreement.

(e) The Credit Parties shall cause all cash and cash equivalents held at store locations of the Credit Parties to be deposited into Deposit Accounts at such times and in amounts as are consistent with past practice prior to the Petition Date.

5.11 Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon the reasonable request of Agent or Requisite Lenders, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent or Requisite Lenders to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

5.12 Restructuring Advisors. The Borrower and the other Credit Parties shall continue to retain Alvarez & Marsal North America, LLC as restructuring advisors or retain such other advisor approved by the Requisite Lenders and on terms and conditions approved by Requisite Lenders until the Credit Parties have substantially consummated a Conforming Plan of Reorganization.

5.13 Approved Budget.

(a) Subject to subsection (b) and subsection (c) below, none of the Credit Parties shall pay any obligations or expenses (including, without limitation, bonus payments or other compensation to senior management personnel, but excluding legal fees and expenses) except to the extent expressly contemplated and permitted in the Current Period of the Approved Budget applicable at the time of such payment. On or before the Wednesday prior to the first Monday of each Fiscal Month of the Borrower, commencing with the Wednesday prior to the first Monday of October 2010, the Borrower shall deliver an updated budget (for the period of 13 weeks commencing with the first day of such Fiscal Month) (each, a “Proposed Budget”) to Agent. Each such Proposed Budget shall be accompanied by a variance report setting forth actual cash receipts and disbursements from the Petition Date through the last day of the preceding month and all variances, on an aggregate basis and, with respect to Specified Budget Line Items, on a line-item basis, for such period from the amounts set forth for the corresponding period in the preceding Approved Budgets (including explanations for each such material variance), certified by the Chief Restructuring Officer as being prepared in good faith and fairly presenting in all material respects the information set forth therein. Each Proposed Budget provided to Agent shall be of no force and effect unless and until it is approved in writing by the Requisite Lenders, and until such approval is given the prior Approved Budget shall remain in effect and no Credit Party may pay any obligations or expenses (excluding legal fees and expenses) other than as permitted (subject to subsection (b) below) in the Current Period of such prior Approved Budget. The Requisite Lenders shall approve or reject each Proposed Budget within four Business Days after delivery by the Borrower to Agent as set forth above, provided that any failure to approve a Proposed Budget shall constitute a rejection of such Proposed Budget. Any such Proposed Budget, upon the written approval of the Requisite Lenders shall become, as of the date of such approval and for the period of time covered thereby, the Approved Budget, and shall prospectively replace any prior Approved Budget.

(b) Regardless of whether a Proposed Budget has been delivered to Agent, the Credit Parties shall comply at all times with the then existing Approved Budget during the Current Period thereof on an aggregate basis, as to all cash receipts and disbursements, subject to a permitted variance of (i) no more than twenty percent (20%) for cash receipts and disbursements received or made, as applicable, in the last two weeks of September 2010, and (ii) no more than twenty percent (20%) for cash receipts received and ten percent (10%) for disbursements made in any month thereafter. Notwithstanding the foregoing, to the extent any other provision in this Agreement requires compliance with an Approved Budget or any Specified Budget Line Item, such compliance shall be required as to the Approved Budget or such Specified Budget Line Item specifically and only to the extent permitted in the Current Period of such Approved Budget, without giving effect to any variance not otherwise specified in such provision. Each Proposed Budget submitted to Agent pursuant to the foregoing subsection (a) shall account for any expense variations in the preceding month.

(c) During each week, at regularly scheduled times reasonably acceptable to Requisite Lenders (but in any event on at least two (2) Business Days’ notice from the Borrower), the Borrower shall hold a meeting or call with the Chief Restructuring Officer, the chief financial officer of the Borrower and such other members of senior management of the Borrower as the Borrower deems appropriate and the Lenders and their respective representatives to discuss the fees and expenses provided to be incurred or accrued in the current Approved Budget (and any applicable Proposed Budget) during the following week in connection with the services to the Credit Parties of Alvarez & Marsal North America LLC (“A&M”) and all other non-legal professional fees and expenses (collectively, “Specified Professional Costs”) other than the fees and expenses of any non-legal professionals designated by the Requisite Lenders as not being subject to this Section 5.13(c). Without the prior approval of the Requisite Lenders, the fees of A&M shall not exceed $200,000 per month, and no other Specified Professional Costs shall be paid unless approved by the Requisite Lenders.

5.14 Milestones. As of each Milestone Date, the Borrower shall be in compliance with all General Milestone Requirements and the Specific Milestone Requirements applicable to such Milestone Date. The Requisite Lenders may waive in writing any or all Milestone Requirements applicable to any Milestone Date.

5.15 Direct Foreign Subsidiaries. Not later than the 60th calendar day after the Petition Date, the Borrower shall obtain, execute and deliver to Agent pledge agreements providing a perfected Lien in all of the Stock of Blockbuster Canada Co., Blockbuster de Mexico, SA de CV and Blockbuster UK Ltd. under the local law of the jurisdiction of organization of each such Direct Foreign Subsidiary (each, a “Foreign Pledge Agreement”). No Credit Party has entered into or shall enter into a security agreement, deed of pledge or other equivalent document under such local law with respect to the Stock of any Direct Foreign Subsidiary of such Credit Party, other that in favor of the Pre-Petition Indenture Trustee for the benefit of the holders of the Pre-Petition Senior Secured Notes.

6.	NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person.

6.2 Investments; Loans and Advances. No Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; (b) each Credit Party may make investments in the equity of and, subject to Section 6.3, in Indebtedness issued by, other Credit Parties; (c) so long as no Default or Event of Default has occurred and is continuing, any Credit Party may make investments, subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above; and (d) each Credit Party may make such other investments that are specifically permitted under the then current Approved Budget or are otherwise approved by the Requisite Lenders in writing. No Credit Party shall own or hold any Investment Property unless such Credit Party shall have used commercially reasonable efforts to obtain and deliver to Agent Control Letters from (i) with respect to uncertificated securities and financial assets, the issuer thereof, (ii) with respect to securities accounts or securities entitlements, the securities intermediary with respect thereto, and (iii) with respect to commodities contracts and commodities accounts, the applicable futures commission agent or clearing house.

6.3 Indebtedness.

(a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c), (ii) the Revolving Loan and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Disclosure Schedule (6.3) or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Requisite Lenders, than the terms of the Indebtedness being amended or modified, including Indebtedness with respect to letters of credit relating to workers compensation obligations described in Disclosure Schedule (6.3) to the extent such Credit Party’s obligations thereunder are, and remain, 100% cash collateralized, (v) hedging obligations under swaps, caps and collar arrangements for the sole purpose of hedging in the normal course of business and consistent with industry practices, (vi) Indebtedness owing to Wachovia in respect of the reimbursement of funds swept by Wachovia through the Automated Clearing House Network from a Deposit Account which had insufficient funds to cover the related transfer, (vii) Indebtedness constituting reimbursement obligations to JPM in respect of letters of credit issued by JPM for the account of a Debtor in connection with BBI’s casualty insurance program and surety bonds, in an aggregate amount not to exceed $34,000,000, and (viii) Indebtedness consisting of intercompany loans and advances made by any Credit Party to any other Credit Party, provided, that, with respect to this clause (viii): (A) each Credit Party shall have executed and delivered to each other Credit Party, on the Closing Date, a global demand note (the “Global Intercompany Note”) to evidence all such intercompany Indebtedness owing at any time by any such Credit Party to any such other Credit Parties, which Global Intercompany Note shall be in form and substance reasonably approved by Requisite Lenders and shall be pledged and delivered to Agent pursuant to the Guaranty and Security Agreement as additional collateral security for the Obligations; (B) each Credit Party shall record all intercompany transactions on its books and records in a manner reasonably approved by Requisite Lenders; (C) the obligations of each Credit Party under the Global Intercompany Note shall be subordinated to the Obligations of such Credit Party in a manner reasonably approved by Requisite Lenders; (D) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; and (E) the Bankruptcy Court has entered a final, non-appealable order approving the incurrence of such intercompany Indebtedness and according administrative priority to such intercompany Indebtedness.

(b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; and (ii) Indebtedness secured by a Permitted Lien (other than Permitted Liens that are expressly required to be junior and subordinate to the Liens under the Loan Documents in accordance with Section 6.7 or the definition of “Permitted Encumbrances”) if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c).

6.4 Affiliate Transactions; Employee Loans.

(a) No Credit Party shall enter into or be a party to any transaction with any Affiliate thereof (other than another Credit Party) except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party. Other than such transactions expressly permitted under the then current Approved Budget, the terms of each such transaction must be disclosed in advance to Agent and Lenders. All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).

(b) Except as expressly permitted in the current Approved Budget, no Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party.

6.5 Capital Structure and Business. If all or part of a Credit Party’s Stock is pledged to Agent, that Credit Party shall not issue additional Stock. No Credit Party shall amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party’s duty or ability to repay its Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

6.6 Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement. Notwithstanding the foregoing, and subject to the exceptions set forth in the Interim Order and the Final Order, no Guaranteed Indebtedness under this Section 6.6 shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of Agent and the Lenders as set forth herein and in the Interim Order and Final Order.

6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing the Indebtedness described on Disclosure Schedule (6.3) and permitted extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; (c) Liens under and in accordance with the Interim Order and Final Order in favor of the Pre-Petition Indenture Trustee and the holders of the Pre-Petition Senior Secured Notes; (d) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations (i) of not more than $50,000 outstanding at any one time for all such Liens in the aggregate, (ii) expressly permitted under the current Approved Budget or (iii) otherwise approved in writing by Requisite Lenders (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets); (e) Liens on the ACH Restricted Cash Account securing Indebtedness permitted under Section 6.3(a)(vi); (f) Liens on the L/C Restricted Cash Account securing Indebtedness permitted under Section 6.3(a)(vii); and (g) other perfected Pre-Petition Liens which were permitted to exist under the terms of the Pre-Petition Indenture and are subordinated to the Obligations pursuant to the Interim Order or the Final Order, as applicable. Notwithstanding the foregoing, Liens permitted under clauses (b) and (c) shall at all times after the Petition Date be junior and subordinate to the Liens under the Loan Documents and the Interim Order and Final Orders, other than the Carve-Out Expenses and Liens permitted under clause (b) that, under the terms of the Pre-Petition Indenture, were not required to be junior and subordinate to the Liens securing the Pre-Petition Senior Secured Notes. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto. The prohibition provided for in this Section 6.7 specifically includes, without limitation, any effort by any Credit Party, any Committee, or any other party-in-interest in any Chapter 11 Case to prime or create pari passu to any claims, Liens or interests of Agent and Lenders any Lien (other than for the Carve-Out Expenses) irrespective of whether such claims, Liens or interests may be “adequately protected”.

6.8 Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise), other than (a) the sale of Inventory in the ordinary course of business; (b) the sale or other disposition by a Credit Party of Equipment, Fixtures, Real Estate and/or Inventory outside of the ordinary course which is expressly permitted under the current Approved Budget or which is otherwise approved in writing by Requisite Lenders; and (c) sales of Real Estate and related Fixtures in connection with a sale-leaseback transaction which is expressly permitted under the current Approved Budget or which is otherwise approved in writing by Requisite Lenders.

6.9 ERISA. Except as specifically allowed under Section 6.7 of this Agreement or is subject to the automatic stay under the Bankruptcy Code as applicable to the Credit Parties, no Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liabilities in an aggregate amount in excess of $250,000 in the aggregate.

6.10 Financial Covenants. The Borrower shall not breach or fail to comply with any of the Financial Covenants.

6.11 Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

6.12 Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets unless such transaction is either expressly permitted under the current Approved Budget or is otherwise approved in writing by Requisite Lenders.

6.13 Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices.

6.14 Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances between Credit Parties to the extent permitted by Section 6.3, (b) dividends and distributions by Subsidiaries of any Credit Party paid to such Credit Party, and (c) payments of principal and interest under the Global Intercompany Note issued in accordance with Section 6.3 provided, that other than the Chapter 11 Cases, no Event of Default has occurred and is continuing or would result after giving effect to such Restricted Payment. In addition, the Credit Parties shall not make any payment on account of, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value any Pre-Petition Indebtedness other than, prior to the occurrence and during the continuance of a Default or Event of Default, payment of (a) Pre-Petition employee wages, benefits and related employee taxes as of the Petition Date, (b) Pre-Petition sales, use and real property taxes, (c) Pre-Petition amounts due in respect of insurance financings, (d) amounts approved in accordance with other “first day” orders approved by Requisite Lenders, (e) cure amounts approved by Requisite Lenders under assumed leases and executory contracts), and (f) amounts owing under or with respect to the Pre-Petition Senior Secured Notes or the Pre-Petition Indenture.

6.15 Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year. No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization or incorporate or organize in any additional jurisdictions, in each case without at least thirty (30) days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Requisite Lenders in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. No Credit Party shall change its Fiscal Year.

6.16 No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Credit Party to any Credit Party or between Credit Parties.

6.17 No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it provided any such transaction is consistent with Credit Parties’ hedging policies existing as of the Closing Date, and provided, further, no Credit Party shall change any of its hedging policies existing as of the Closing Date.

6.18 Real Estate Purchases. No Credit Party shall purchase a fee simple ownership interest in Real Estate.

6.19 Leases. No Credit Party shall enter into or assume any operating lease for Equipment or Real Estate, if the aggregate of all such operating lease payments payable for all Credit Parties on a consolidated basis would exceed the amount which is expressly permitted under the current Approved Budget or which is otherwise approved in writing by Requisite Lenders.

6.20 Changes Relating to Subordinated Debt and Other Material Contracts.

(a) Without the prior consent of Requisite Lenders, no Credit Party shall change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith).

(b) Without the prior consent of Requisite Lenders, no Credit Party shall change or amend in any material respect the terms of any Material Contract, terminate any Material Contract or enter into any Material Contract not in effect as of the Closing Date.

6.21 Repayment of Indebtedness. Except pursuant to a confirmed reorganization plan and except as specifically permitted hereunder, no Credit Party shall, without the express prior written consent of Requisite Lenders or pursuant to an order of the Bankruptcy Court after notice and hearing, make any payment or transfer with respect to any Lien or Indebtedness incurred or arising prior to the filing of the Chapter 11 Case that is subject to the automatic stay provisions of the Bankruptcy Code whether by way of “adequate protection” under the Bankruptcy Code or otherwise.

6.22 Reclamation Claims. No Credit Party shall enter into any agreement to return any of its Inventory to any of its creditors for application against any Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims under Section 546(g) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims based upon any such return pursuant to Section 553(b)(l) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount of Pre-Petition Indebtedness, Pre-Petition trade payables and other Pre-Petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $1,000,000.

6.23 Chapter 11 Claims and Cases.

(a) No Credit Party shall incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the claims of Agent and Lenders against the Credit Parties, except as set forth in the Interim Order or the Final Order.

(b) Without the prior consent of Requisite Lenders, no Credit Party shall assume any contract which is material to its business, operations, condition or prospects, including, without limitation, any employment agreements with any member of any Credit Party’s senior management.

(c) No Credit Party shall support or endorse a change or permit or make any changes to the Interim Order or the Final Order without the prior written consent of Agent after receiving the consent of the Requisite Lenders.

(d) No Credit Party shall consent to or assert any claims under Sections 506(c) or 552(b) of the Bankruptcy Code against the Lenders or any holders of Pre-Petition Senior Secured Notes regarding the Revolving Loan or the Pre-Petition Senior Secured Notes, respectively; nor shall any Credit Party consent to or commence against such entities of any other actions adverse to their respective rights and remedies under the Revolving Loan, the Pre-Petition Senior Secured Notes or any Bankruptcy Court order.

(e) No Credit Party shall consent to or permit any new claims or Liens to exist against the Collateral (other than those created by the Transaction Documents) that would be entitled to super-priority Lien status under section 364(c)(1) of the Bankruptcy Code equal to or greater than the Liens in favor of the Lenders or holders of Pre-Petition Senior Secured Notes as of the Closing Date, except as permitted hereunder.

(f) The Agent and Lenders expressly reserve all rights to seek termination of the Credit Parties’ rights under Section 1121 of the Bankruptcy Code, including without limitation by arguing that the failure to meet any Milestone Requirement by the applicable Milestone Date constitutes (i) “cause” for termination of exclusivity, and (ii) “cause” for the Bankruptcy Court not to permit an extension of the Credit Parties’ exclusive rights under section 1121 of the Bankruptcy Code beyond the initial 120 days permitted by section 1121.

(g) The Agent and Lenders expressly reserve (i) all rights to seek additional adequate protection of their rights and interests under the Revolving Loan and the Loan Documents, and (ii) the right to move the Bankruptcy Court for relief from the automatic stay imposed by Section 362 of the Bankruptcy Code to permit Agent to enforce the rights granted to it and the Lenders under the Loan Documents, subject to the Interim Order and the Final Order.

6.24 No New Subsidiaries. No Credit Party shall create, or permit any Subsidiary to create, a new Subsidiary after the Petition Date without the prior written consent of the Requisite Lenders.

7.	TERM

7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Revolving Loan or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 9, the provisions of Section 10, the payment obligations under Sections 1.11 and 1.12, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1 Events of Default. Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without notice, application or motion to, hearing before, or order of the Bankruptcy Court or any notice to any Credit Party, and subject to Section 8.2(b), the occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Any Credit Party (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable (including, without limitation, any mandatory prepayment set forth in Section 1.2(b) or (d)), or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within five (5) Business Days following Agent’s demand for such reimbursement or payment of expenses.

(b) Any Credit Party (i) fails or neglects to perform, keep or observe any of the provisions of Sections 1.3, 1.14, 1.17, 1.18, 5.4(a), 5.10, 5.12, 5.13, 5.14 or 6, or any of the provisions set forth in Annex D, or (ii) fails or neglects to perform, keep or observe any covenant or agreement contained in the Plan Support Agreement.

(c) The Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4.1 or Section 4.3 or any provisions set forth in Annex C, and the same shall remain unremedied for five (5) Business Days or more.

(d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for fifteen (15) days or more.

(e) Except for defaults occasioned by the filing of the Chapter 11 Cases and defaults resulting from obligations with respect to which the Bankruptcy Code prohibits any Credit Party from complying or permits any Credit Party not to comply, a default or breach occurs under any other agreement, document or instrument entered into either (x) Pre-Petition and which is affirmed after the Petition Date or is not subject to the automatic stay provisions of Section 362 of the Bankruptcy Code, or (y) Post-Petition, to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $250,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $250,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded.

(f) Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

(g) Assets of any Credit Party with a fair market value of $100,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

(h) A Post-Petition final judgment or judgments for the payment of money in excess of $250,000 in the aggregate at any time are outstanding against one or more of the Credit Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(i) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under the Interim Order or the Final Order ceases to be a valid and perfected first priority Lien (except as otherwise permitted therein) in any of the Collateral purported to be covered thereby, or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in more than a de minimis portion of the Collateral purported to be covered thereby.

(j) Any Change of Control occurs.

(k) The occurrence of any of the following in any Chapter 11 Case:

(i) the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by a Credit Party in any Chapter 11 Case: (w) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (x) to grant any Lien other than Permitted Liens upon or affecting any Collateral; (y) except as provided in the Interim Order or the Final Order, as the case may be, to use cash collateral of Agent or any Lender under Section 363(c) of the Bankruptcy Code without the prior written consent of Requisite Lenders; or (z) any other action or actions adverse to Agent and the Lenders or their rights and remedies hereunder or their interest in the Collateral or otherwise;

(ii) the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, or any proposal for the sale of substantially all of the assets of any Credit Party, by a Credit Party to which Requisite Lenders do not consent or otherwise agree to the treatment of their claims, unless such plan shall provide for the payment of the Obligations in full in cash on the effective date of such plan of reorganization;

(iii) the entry of an order in any of the Chapter 11 Cases confirming a plan or plans of reorganization that does not contain a provision for termination of the Commitments and repayment in full in cash of all of the Obligations under this Agreement on or before the effective date of such plan or plans, unless otherwise approved in accordance with Section 10.3(e);

(iv) the entry of an order amending, supplementing, staying, vacating, rescinding or otherwise modifying the Loan Documents or the Interim Order or the Final Order without the written consent of the Requisite Lenders;

(v) the Final Order is not entered on or prior to the expiration of the Interim Order;

(vi) the payment of, or application for authority to pay, any Pre-Petition claim without Requisite Lenders’ prior written consent unless otherwise permitted under this Agreement;

(vii) the appointment of an interim or permanent trustee in any Chapter 11 Case or the appointment of a receiver or an examiner in any Chapter 11 Case with expanded powers to operate or manage the financial affairs, the business, or reorganization of any Credit Party; or the sale without Lenders’ consent of all or substantially all of such Credit Parties’ assets either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Cases, or otherwise that does not provide for payment in full in cash of the Obligations and termination of Lenders’ commitment to make Loans;

(viii) the dismissal of any Chapter 11 Case, or the conversion of any Chapter 11 Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or any Credit Party shall file a motion or other pleading seeking the dismissal of any Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise;

(ix) the entry of an order by the Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (x) to allow any creditor (other than Agent) to execute upon, foreclose, take possession of, exercise set-off or any similar remedy against, or otherwise enforce a Lien on any Collateral, or (y) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority, which, in either case, individually or in the aggregate, relate to indebtedness or obligations in excess of $250,000;

(x) the commencement of a suit or action against Agent or any Lender by a Credit Party, by a Subsidiary of a Credit Party, by an officer of a Credit Party (in his or her capacity as an officer) or by an employee of a Credit Party (in his or her capacity as an employee), that asserts or seeks by or on behalf of a Credit Party, (a) a claim in excess of $250,000, (b) any legal or equitable remedy that would have the effect of subordinating any or all of the Obligations or Liens of Agent or any Lender under the Loan Documents to any other claim, (c) would otherwise have a Material Adverse Effect, or (d) have a material adverse effect on the rights and remedies of Agent or any Lender under any Loan Document or the collectability of all or any portion of the Obligations;

(xi) the entry of an order in any Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents;

(xii) the failure of any Credit Party to perform any of its obligations under the Interim Order or the Final Order;

(xiii) the right of the Credit Parties to file, or solicit acceptances to, a plan of reorganization under Section 1121 of the Bankruptcy Code is terminated or expires;

(xiv)(a) the Borrower shall cease to have a Chief Restructuring Officer approved by Requisite Lenders for a period of five (5) days or more, or (b) the Chief Restructuring Officer of Borrower shall not have such responsibilities and authority as shall be required by Requisite Lenders, and the same shall remain unremedied for five (5) days or more following notice thereof by Agent to the Borrower;

(xv)(a) the failure of the Borrower to meet the Specific Milestone Requirements applicable to the First Milestone Date, Second Milestone Date, Third Milestone Date, the Fourth Milestone Date or the Fifth Milestone Date by the applicable Milestone Date; or (b) the failure of the Conforming Plan of Reorganization to become effective on or before the date thirty (30) days after it is confirmed; or

(xvi) the failure of the Bankruptcy Court to enter the Interim Order on or before September 30, 2010.

(l) The Borrower fails to provide an updated Business Plan to Agent and Lenders that is approved by Requisite Lenders by November 30, 2010.

(m) The Requisite Lenders do not approve a Proposed Budget prior to the last day of the Current Period of the prior Approved Budget.

(n) Any default or breach by any Credit Party occurs and is continuing under any Material Contract which would permit any other party to such Material Contract to terminate performance thereunder or to suspend performance thereunder (other than a suspension of performance permitted during a cure period allowed under the terms of such Material Contract); or any Material Contract shall be terminated for any reason without the prior written consent of Requisite Lenders (other than a termination resulting from the expiration of the term of such Material Contract).

For all purposes of this Agreement and the other Loan Documents, each Default and Event of Default that has occurred shall be deemed continuing at all times thereafter unless it either (1) is cured or corrected, or (2) is waived in writing by the requisite number of Lenders in accordance with Section 10.3.

8.2 Remedies.

(a) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, suspend the Revolving Loan facility with respect to additional Revolving Loan Advances, whereupon any additional Revolving Loan Advances shall be made or incurred in Requisite Lenders’ sole discretion so long as such Default or Event of Default is continuing. If any Event of Default has occurred and is continuing, at the written request of Requisite Lenders, Agent shall, and shall be permitted to, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, except as otherwise expressly provided herein, increase the rate of interest applicable to the Revolving Loan Advances to the Default Rate.

(b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, but subject to the provisions of the Interim Order or the Final Order, as applicable: (i) terminate the Commitment of the Lenders to make further Revolving Loan Advances; (ii) reduce the Commitment from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of the Revolving Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower and each other Credit Party; (iv) direct any or all of the Credit Parties to sell or otherwise dispose of any or all of the Collateral on terms and conditions approved by Agent and Lenders pursuant to Sections 363, 365 and other applicable provisions of the Bankruptcy Code (and, without limiting the foregoing, direct any Credit Party to assume and assign any lease or executory contract included in the Collateral to Agent’s designees in accordance with and subject to Section 365 of the Bankruptcy Code), (v) enter onto the premises of any Credit Party in connection with an orderly liquidation of the Collateral, or (vi) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; and pursuant to the Interim Order and the Final Order, the automatic stay of Section 362 of the Bankruptcy Code shall be modified and vacated to permit Lenders to exercise their remedies under this Agreement and the Loan Documents, without further notice, application or motion to, hearing before, or order from, the Bankruptcy Court. In addition, if any Obligations remain outstanding on the Scheduled Maturity Date, Agent shall take such of the foregoing actions, and shall exercise such rights as it may have under the Collateral Documents, to dispose of the Collateral in an orderly liquidation until the Obligations are paid in full, in each case pursuant to the direction of Lenders having 25% or more of the Commitments of all Lenders (or if the Commitments have been terminated, 25% or more of the outstanding amount of the Revolving Loan), unless Lenders holding a larger percentage of the Commitments (or of the outstanding amount of the Revolving Loan, as the case may be) direct otherwise. Nothing herein, however, shall be deemed to limit a Lender’s individual right to seek to enforce in the Bankruptcy Court payment of the Obligations owing to it on and after the Scheduled Maturity Date. Upon the occurrence of an Event of Default and the exercise by Agent or Lenders of their rights and remedies under this Agreement and the other Loan Documents, the Credit Parties shall assist Agent and Lenders in effecting a sale or other disposition of the Collateral upon such terms as are approved by Agent and Requisite Lenders.

(c) All amounts received by Agent or any Lender following an Event of Default pursuant to this Agreement or any other Loan Document or otherwise with respect to any of the Collateral shall be applied as follows (subject to Section 9.9(c) and payment of any Carve-Out Expenses): first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to Fees then due and payable to the Lenders pursuant to any of the Loan Documents; third, to interest then due and payable on the Revolving Loan; fourth, to prepay the Revolving Loan until prepaid in full; fifth, to the payment of all other Obligations until paid in full; sixth, to interest then due and payable on the Roll-Up Notes; seventh, to repay the Roll-Up Notes until paid in full; eighth, to interest on the Pre-Petition Senior Secured Notes other than Roll-Up Notes; ninth, to repay the Pre-Petition Senior Secured Notes other than Roll-Up Notes; tenth, to all other amounts owing in respect of the Pre-Petition Senior Secured Notes and the Pre-Petition Indenture; and eleventh, as the Bankruptcy Court shall direct.

8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1	Assignment and Participations.

(a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Revolving Loan Advances and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed, and shall not be required in the case of an assignment to a current Lender or Affiliate of a current Lender) and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable portion of the Revolving Loan Advances to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) constitute an assignment of Commitments (or, if the Commitments have terminated, principal amount of Revolving Loan Advances) not less than $1,000,000 (or, if less, only if such assignment is of all of the assigning Lender’s Commitment or Revolving Loan Advances, as applicable, and the assignee is an existing Lender); (iv) in the case of any partial assignment, after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $1,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $1,000,000; and (v) include a payment to Agent of an assignment fee of $3,500. Each assignee which is not already a Lender shall, concurrently with the delivery of the applicable Assignment Agreement, deliver to Agent a completed administrative questionnaire with such information concerning such assignee as Agent may reasonably require. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. The Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of the Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify the Borrower and the Borrower shall, upon the request of such Lender, execute new Revolving Notes in exchange for the Revolving Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document. The Agent shall maintain at its address referred to in Section 10.11 and Annex E a copy of each Assignment Agreement delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and the principal and interest amount of the Loans owing to each Lender from time to time and the Commitments of each Lender. Any assignment pursuant to this Section 9.1 shall not be effective until such assignment is recorded in the Register.

(b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by the Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Revolving Loan Advance in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Revolving Loan Advance in which such holder participates or the final maturity date thereof; and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.9, 1.11, 1.12 and 9.8 the Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of the Borrower to the participant and the participant shall be considered to be a “Lender”; provided, that the Borrower shall not be obligated to make under Section 1.11 payments to the participants of a Lender to the extent such payments, together with related amounts payable to such Lender, would exceed the amount the Borrower would have been obligated to pay to such Lender in the absence of such participation. Except as set forth in the preceding sentence neither the Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred. Any Lender that sells to any Person any participation interest in any of such Lender’s rights and obligations under the Loan Documents, the Revolving Loan or a Commitment, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain a register that will contain the recordation of the information required pursuant to Section 10.1 hereof.

(c) Except as expressly provided in this Section 9.1, no Lender shall, as between the Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Revolving Loan Advances or other Obligations owed to such Lender.

(d) Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 10.9.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and the Borrower, the option to provide to the Borrower all or any part of any Revolving Loan Advances that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Revolving Loan Advance; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Loan Advance, the Granting Lender shall be obligated to make such Revolving Loan Advance pursuant to the terms hereof. The making of a Revolving Loan Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Revolving Loan Advance were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, the Borrower and Agent, assign all or a portion of its interests in any Revolving Loan Advances to the Granting Lender or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Revolving Loan Advances and (ii) disclose on a confidential basis any non-public information relating to its Revolving Loan Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(e) may not be amended without the prior written consent of each Granting Lender, all or any of whose Revolving Loan Advances are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

9.2 Appointment of Agent. Wilmington is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents and as collateral agent under any Collateral Documents. Without limiting the generality of the foregoing, each Lender hereby authorizes Wilmington (i) to consent, on behalf of each Lender, to an Interim Order substantially in the form attached as Exhibit A hereto, (ii) to enter into the Loan Documents to which it is a party and (iii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof together with all powers reasonably incidental thereto. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by Wilmington or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

9.3 Agent’s Reliance, Etc. Agent, when acting on behalf of the Lenders, may execute any of its duties under this Agreement by or through any of its Affiliates and their respective officers, agents and employees, and none of Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent, its Affiliates, and their respective officers, agents and employees: (a) may treat the payee of any Revolving Loan Advance (whether evidenced by the Loan Account or a Revolving Note) as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (f) shall not be responsible to any Lender for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral; and (g) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, by electronic mail of a copy in portable document format, or by personal delivery) believed by it to be genuine and signed or sent by the proper party or parties.

9.4 Wilmington and Affiliates. Wilmington and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if Wilmington were not Agent and without any duty to account therefor to Lenders. Wilmington and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

9.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.5(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6 Indemnification. Lenders agree to indemnify Agent and its directors, officers, employees and agents (without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent or any of its directors, officers, employees or agents in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent or any of its directors, officers, employees or agents in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7 Successor Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and the Borrower. In addition, Agent may be removed at the written direction of the holders (other than Agent) of two-thirds or more of the Commitments (excluding Agent’s Commitment, if any). Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the predecessor Agent’s giving notice of resignation or the notice of removal, then the predecessor Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing within thirty (30) days after the date such notice of resignation was given by the resigning Agent or the date of the notice of such removal, such resignation or removal shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of the Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of Agent’s resignation or removal, the predecessor Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such predecessor Agent shall continue. After any Agent’s resignation or removal hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(e), each Lender is hereby authorized (notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court) at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Credit Party (regardless of whether such balances are then due to such Credit Party) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Credit Party against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.9, 1.11 or 1.12). Each Credit Party agrees, to the fullest extent permitted by law (notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court), that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a) Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Revolving Loan Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.9(a) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Revolving Loan Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Revolving Loan Advance until reimbursed by the applicable Lender.

(b) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c) Non-Funding Lenders. The failure of any Lender to make any Revolving Loan Advance or any payment required by it hereunder on the date specified therefor (any such Lender, so long as such failure continues, a “Non-Funding Lender”) shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Revolving Loan Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Loan Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, (i) a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document and (ii) for the purposes of the making of Revolving Loan Advances under Section 1.1 hereof while a Lender is a Non-Funding Lender, such Non-Funding Lender shall be deemed to have a Commitment equal to its outstanding Revolving Loan Advances. In addition, and notwithstanding anything set forth herein to the contrary, (x) no payments in respect of Fees, interest, Revolving Loan Advances or other amounts hereunder shall be made to or for the benefit of any Non-Funding Lender so long as it remains a Non-Funding Lender (with respect to any Non-Funding Lender, “Non-Funding Lender Obligations”) until all other Obligations and all amounts owing with respect to the Roll-Up Notes (such other Obligations and amounts owing with respect to the Roll-Up Notes, collectively, “Prior Obligations”) have been paid or satisfied in full, (y) all Non-Funding Lender Obligations shall be expressly subordinate in respect of payment to all Prior Obligations, and (z) all amounts which would otherwise be payable with respect to any Non-Funding Lender Obligations shall instead be paid in respect of Prior Obligations as otherwise provided herein until all Prior Obligations have been paid or satisfied in full. At the Borrower’s request, a Person approved by Requisite Lenders shall have the right with Requisite Lenders’ consent and in Requisite Lenders’ sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Requisite Lenders’ request, sell and assign to such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Revolving Loan Advances held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(d) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct. Lenders acknowledge that the Borrower is required to provide Financial Statements to Lenders in accordance with Annex C hereto and agree that Agent shall have no duty to provide the same to Lenders.

(e) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender and with Agent that no Lender shall take any action to protect or enforce its rights arising out of or in connection with this Agreement or the other Loan Documents (including exercising any rights of setoff) without first obtaining the prior written consent of Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under or in connection with this Agreement and the Revolving Notes shall be taken in concert and, except to the extent expressly provided in Section 8.2(b), at the direction or with the consent of Requisite Lenders.

9.10	Collateral and Guaranty Matters.

The Lenders irrevocably authorize Agent:

(a) to release and discharge any Lien on any property granted to or held by Agent under any Loan Document (i) upon termination of the Commitments and payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Requisite Lenders in accordance with Section 10.3;

(b) to subordinate any Obligations or any Lien on property granted to or held by Agent under any Loan Document or the holder of any Lien on such property to the extent otherwise permitted hereunder; and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by Agent at any time, the Requisite Lenders will confirm in writing Agent’s authority to release, discharge or subordinate its interest in particular types or items of property or release any Guarantor from its obligations under the Guaranty, in each case to the extent permitted under clauses (a) through (c) of this Section 9.10. In each case as specified in this Section 9.10, Agent will, at the Credit Parties’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release and discharge of such item of Collateral from the assignment, security interest or other Lien granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, Agent and each Lender hereby agree that in the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale, Agent or any Lender may be the purchaser of any or all of such Collateral at such sale and Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale.

9.11 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of Agent and the Lenders, in assets which, in accordance with Article 9 of the Code or any applicable law can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.

9.12 Notices to Agent.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has actual knowledge of the same or has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Agent obtains such actual knowledge or receives such a notice, Agent shall give prompt notice thereof to each of the Lenders. Each Lender shall be solely responsible for giving any notices to its participants, if any. Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Requisite Lenders or as is otherwise expressly provided for in Section 8.2(b). Unless and until Agent shall have received such direction, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

(b) Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Revolving Loan for all purposes, unless and until, and except to the extent, an Assignment Agreement shall have become effective as set forth in Section 9.1(a).

10.	MISCELLANEOUS

10.1 Register.

(a) Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Revolving Loan Advances made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Revolving Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b) Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this subsection 10.1(b), shall establish and maintain at its address referred to in Section 10.11 and Annex E (or at such other address as Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent and each Lender in the Revolving Loan Advances, each of their obligations under this Agreement to participate in each Revolving Loan Advance, and, upon receipt of a duly completed Assignment Agreement executed by the assignor and the assignee and the processing fee referred to in Section 9.1(a), if applicable, any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 9.1), (2) the Commitments of each Lender, (3) the amount of each Revolving Loan Advance and each funding of any participation described in clause (A) above, (4) the amount of any principal or interest due and payable or paid and (5) any other payment received by Agent from the Borrower and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Revolving Loan Advances (including any Revolving Notes evidencing such Revolving Loan Advances) are registered obligations, the right, title and interest of the Lenders and their assignees or participants in and to such Revolving Loan Advances shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 10.1 and Section 9.1 shall be construed so that the Revolving Loan Advances are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC.

(d) The Credit Parties, Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower, Agent and Lenders during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by Agent.

(e) Agent is authorized to provide a copy of the Register to the Bankruptcy Court for the purpose of allowing the Bankruptcy Court to determine the Lenders of record for the purpose of determining the amount and identity of the holders of the Roll-Up Notes in accordance with the Interim Order or Final Order, as applicable.

10.2 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 10.3. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the Wilmington Fee Letter and the Backstop Commitment Letter, shall in each case survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties thereto.

10.3 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and Requisite Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b), (c) and (e) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Revolving Loan Advance shall be effective unless the same shall be in writing and signed by the Requisite Lenders and the Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Revolving Loan Advances set forth in Section 2.2 unless the same shall be in writing and signed by Requisite Lenders and the Borrower.

(c) Subject to subsection (e) below, no amendment, modification, termination or waiver shall, unless in writing and signed by each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased and may be approved by Requisite Lenders, including those Lenders whose Commitments are increased); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Revolving Loan Advance of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.2(b) or (d)) or final maturity date of the principal amount of any Revolving Loan Advance of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release the Subsidiary Guaranties of a majority of the Subsidiary Guarantors (by number or by net worth) or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, all or substantially all of the Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Loan Advances that shall be required for Lenders or any of them to take any action hereunder; (vii) amend or waive this Section 10.3 or the definitions of the terms “Requisite Lenders” insofar as such definition affect the substance of this Section 10.3; and (viii) provide any preference or priority to any Lender over any other Lender, or otherwise alter the pro rata treatment of the Lenders as provided herein, in each case except to the extent otherwise expressly provided herein. No amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent under this Agreement or any other Loan Document or amend, modify or waive any provision of Section 9. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Revolving Note shall be effective without the written concurrence of the holder of that Revolving Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.3 shall be binding upon each Lender and each future Lender.

(d) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”), requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, at Borrower’s request, a Person approved by Requisite Lenders shall have the right with Requisite Lenders’ consent and in Requisite Lenders’ sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Requisite Lenders’ request, sell and assign to such Person, all of the Commitments of such Non-Consenting Lenders pursuant to executed Assignment Agreements, for an amount with respect to each such Non-Consenting Lender equal to the greater of (i) the “Market Value” (as defined below) of all Loans held by such Non-Consenting Lender, and (ii) the aggregate principal balance of all Loans held by such Non-Consenting Lender and all accrued interest and Fees with respect thereto through the date of sale; provided, that if the Market Value of the Loans of a Non-Consenting Lender cannot be determined as set forth in the immediately following sentence, then such Non-Consenting Lender shall have no obligation to sell or assign its Loans under this subsection (d). As used above, the “Market Value” of a Loan of a Non-Consenting Lender means the product of the principal balance of such Loan and the average of the firm bid quotations (expressed as a decimal) solicited by and provided to Agent by not less than two of the following brokers on any of the three Business Days immediately preceding the date of the Requisite Lenders’ consent to the applicable purchase: Barclays Bank plc, Citigroup, Credit Suisse, Deutsche Bank Securities, Inc., Goldman Sachs & Co., JPMorgan, Morgan Stanley and UBS Securities LLC.

(e) Notwithstanding the other provisions of this Section 10.3, each Credit Party, each Lender and Agent hereby agrees that all Obligations may be treated and satisfied in accordance with a Conforming Plan of Reorganization approved in accordance with the Bankruptcy Code and confirmed in a final order of the Bankruptcy Court approved by Requisite Lenders, or such other treatment consented to by the Requisite Lenders; provided, that the Obligations payable to Agent (in its capacity as such) shall be paid in full in cash.

(f) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, at the request and sole expense of the Borrower, Agent shall deliver to the Borrower termination statements and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

10.4 Fees and Expenses. The Borrower shall reimburse Agent, the Steering Group and, with respect to clauses (c), (d) and (e) below during the pendency of one or more Events of Default, all Lenders, for all fees, costs and expenses, including the reasonable invoiced fees, costs and expenses of counsel (limited (i) in the case of the Steering Group and the Lenders, to Sidley Austin LLP, (ii) in the case of Agent, to Skadden, Arps, Slate, Meagher & Flom LLP and to allocated costs of internal counsel, and (iii) to an additional local counsel per relevant jurisdiction), consultants, auditors and other advisors (including environmental and management consultants and appraisers and, in the case of the Steering Group and the Lenders, limited to one financial advisor), incurred in connection with any of the following:

(a) the negotiation, preparation and filing and/or recordation of the Loan Documents, the Interim Order and the Final Order;

(b) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication and administration of the Revolving Loan made pursuant hereto or its rights hereunder or thereunder;

(c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents, the Pre-Petition Indenture, the Pre-Petition Senior Secured Notes or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof; or in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default; provided that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct (as determined by a final, non-appealable judgment in a court of competent jurisdiction);

(d) any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty), including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

(e) any workout or restructuring of the Revolving Loan during the pendency of one or more Events of Default;

(f) the obtaining of approval of the Loan Documents by the Bankruptcy Court;

(g) recording and filing fees, stamp, excise and other Taxes, if any, that may be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and the other Loan Documents;

(h) actions taken by or on behalf of the Steering Group or any member thereof in connection with the Pre-Petition Senior Secured Notes and the Pre-Petition Indenture prior to the Petition Date, including the negotiation of forbearance agreements with respect thereto, and the preparation for, and review and analysis with respect to, the filing of the Chapter 11 Case (and all alternatives considered with respect thereto);

(i) the preparation and review of pleadings, documents and reports related to any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code, attendance at meetings, court hearings or conferences related to any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code, and general monitoring of any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code;

(j) efforts to (1) monitor the Revolving Loan or any of the other Obligations, (2) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (3) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

(k)(1) all the costs and expenses of creating and perfecting Liens in favor of Agent, for the benefit of the Secured Parties pursuant to the Collateral Documents, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees, title insurance premiums and reasonable documented fees and expenses and disbursements of counsel to Agent and (2) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Agent and its counsel) in connection with the custody or preservation of any of the Collateral; and

(l) any sale of assets of any Credit Party, including any sale pursuant to Section 363 of the Bankruptcy Code;

including, as to each of clauses (a) through (l) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 10.4, all of which shall be payable, on demand, by the Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services. All amounts due under this Section 10.4 shall be payable promptly after written demand therefor by Agent, the Steering Group or the applicable Lender or Lenders, as the case may be.

10.5 No Waiver. Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 10.3, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to the Borrower specifying such suspension or waiver.

10.6 Remedies. Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

10.7 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

10.8 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, and subject to the immediately following sentence, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control. Notwithstanding the foregoing, if any provision in this Agreement or any other Loan Document conflicts with any provision in the Interim Order or Final Order, the provision in the Interim Order or Final Order shall govern and control.

10.9 Confidentiality. Prior to providing any information to Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document, the Credit Parties shall indicate whether such information is (i) non-public information which the Credit Parties shall designate to the Lenders as information that is subject to the Lenders’ right to disclose as described below in this Section 10.9 (the “Level I Information”) or (ii) non-public information which the Credit Parties designate as non-public information they do not intend to disclose (“Level II Information”, and together with the Level I Information, the “Confidential Information”), and in the case of Level II Information whether such information constitutes “material non-public information” for purposes of securities laws. Absent a designation of information so disclosed as Level II Information prior to such disclosure, such information shall be deemed to be Level I Information. Subject to the provisions hereof any Lender may, by written notice to the Borrower, choose not to receive Level I Information or Level II Information and shall not be determined to have or possess such information by virtue of its being a Lender hereunder. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all Confidential Information provided to them by the Credit Parties and designated as confidential for a period of one (1) year following receipt thereof; provided, that Agent and any Lender may disclose such Confidential Information (a) to Agent and any other Lender, and to Persons employed or engaged by Agent or any Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.9 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; (f) that ceases to be confidential through no fault of Agent or any Lender; or (g) to the Bankruptcy Court or any Committee. Notwithstanding anything to the contrary herein, any Lender or group of Lenders who hold(s) in the aggregate more than 20% of the Commitments of all Lenders (or, if the Commitments have been terminated, more than 20% of the outstanding amount of the Revolving Loan), may at any time from and after the date forty-five (45) days after the Petition Date, request the Credit Parties to file an appropriate summary of the Level I Information received by such Lender or group of Lenders with the Bankruptcy Court and in an 8-K filing with the Securities and Exchange Commission, and in the event that the Credit Parties fail to make such filings or such filings fail to include any Level I Information reasonably requested to be disclosed by such Lender or group of Lenders within five (5) Business Days of such request, the Credit Parties agree that such Lender or group of Lenders is authorized to disclose to the public generally the Level I Information or any portion thereof. Although the Credit Parties do not intend to disclose the detail of Level II Information, the Credit Parties intend to file a disclosure statement in accordance with section 1125 of the Bankruptcy Code which will contain “adequate information” as defined therein. For the avoidance of doubt, this Section 10.9 shall survive the termination of this Agreement and the payment of the Revolving Loan and all other amounts payable hereunder.

10.10 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA (INCLUDING THE BANKRUPTCY CODE). EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN NEW YORK COUNTY, NEW YORK; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM ANY SUCH COURT MAY HAVE TO BE HEARD BY A COURT OTHER THAN SUCH COURT; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX E OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

10.11 Notices.

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing (including electronic mail) and (i) addressed to (A) the party to be notified and sent to the address, facsimile number or electronic mail address indicated in Annex E, or (B) otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment Agreement, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent. Notwithstanding the foregoing, to the extent any provision herein requires delivery by the Credit Parties of notice or documents to all Lenders, such provision shall be satisfied by delivery of such notice or documents to the Agent as provided above (and Agent shall promptly forward such notice or documents to each Lender in accordance with the other provisions of this Section 10.11).

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System, and (vi) if delivered by electronic mail, when transmitted to an electronic mail address as provided in clause (a) above, with either concurrent confirmation of receipt by telephone or by delivery of a copy thereof pursuant to another provision hereof. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than the Borrower or Agent) designated in Annex E to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

10.12 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

10.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

10.14 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

10.15 Press Releases and Related Matters. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo or trademark. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.16 Reinstatement. This Agreement shall remain in full force and effect and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof; is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

10.17 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 10.10 and 10.14, with its counsel.

10.18 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.19 Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Credit Party and the estate of each Credit Party, and any trustee, other estate representative or any successor in interest of any Credit Party in any Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Agent and Lenders and their respective assigns, transferees and endorsees. The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Credit Party to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Agent file financing statements or otherwise perfect its Liens under applicable law. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Requisite Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Requisite Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

10.20 Pre-Petition Indenture and Senior Secured Notes. The Credit Parties hereby agree that (i) this Agreement is separate and distinct from the Pre-Petition Indenture and the Pre-Petition Senior Secured Notes and (ii) the Pre-Petition Indenture and the Pre-Petition Senior Secured Notes are in full force and effect. The Credit Parties further agree that by entering into this Agreement, Lenders do not waive any Default or Event of Default under the Pre-Petition Indenture or the Pre-Petition Senior Secured Notes or any of their liens, claims, priorities, rights and remedies thereunder.

10.21 Agent’s and Lenders’ Discretion. Except to the extent expressly provided in the applicable provision, the right of Agent, Requisite Lenders or any Lender to grant or withhold any consent, approval, amendment or waiver with respect to this Agreement, any other Loan Document, the Interim Order or the Final Order, and each determination by Agent, Requisite Lenders or any Lender of acceptability of or satisfaction with any matter in this Agreement, any other Loan Document, the Interim Order or the Final Order, shall in each case be in the sole and absolute discretion of Agent, Requisite Lenders or such Lender, as the case may be, without any implied duty to the Borrower, any other Credit Party or any other Person.

10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Credit Parties agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s length commercial transaction between the Credit Parties, on the one hand, and Agent and the Lenders, on the other hand, and each of the Credit Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Agent and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of Agent or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Credit Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of Agent or Lenders has advised or is currently advising any Credit Party or any of Affiliates on other matters) and none of Agent or Lenders has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and none of Agent or Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of Agent and Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

10.23 Agent’s Approval. With respect to any provision of this Agreement or any other Loan Document that requires any document, agreement, transaction or arrangement to be in form and/or substance satisfactory or acceptable to or approved by Agent, such document, agreement, transaction or arrangement shall be deemed to be satisfactory, acceptable or approved if a final draft of such document or agreement or terms of a transaction or arrangement is provided by Agent to the Lenders for review and Requisite Lenders notify Agent that they approve such document, agreement, transaction or arrangement.

10.24 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Agent, as applicable, to identify each Credit Party in accordance with the Act. Each Credit Party is in compliance, in all material respects, with the Act. No part of the proceeds of the Revolving Loan will be used by the Credit Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BLOCKBUSTER INC., as Borrower

By:
Name:
Title:

WILMINGTON TRUST FSB, as Agent

By:
Name:
Title:

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrower.

[Credit Parties]

[Attached]

ANNEX A (Recitals)

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning ascribed thereto in Annex D.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“ACH Restricted Cash Account” means that certain Deposit Account, account number *8339, maintained by BBI with Wachovia for the benefit of Wachovia with respect to Automated Clearing House Network sweeps.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5.0%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means Wilmington in its capacities as administrative agent for Lenders and collateral agent under the Collateral Documents or its successor appointed pursuant to Section 9.7.

“Agreement” means the Senior Secured, Super-Priority Debtor-in-Possession Revolving Credit Agreement by and among the Borrower, the other Credit Parties party thereto, Wilmington, as Agent, and the Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable Margins” means collectively the Applicable Revolving Loan Index Margin and the Applicable Revolving Loan LIBOR Margin.

“Applicable Index Margin” means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.4(a).

“Applicable LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.4(a).

“Approved Budget” means each forecast of operating and development revenues and expenses, on a line item basis, for a period of 13 weeks commencing with the first day of a Fiscal Month, as approved in writing by the Requisite Lenders, and as updated from time to time as required under Section 5.13.

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“Backstop Commitment Letter” means the letter agreement, dated as of September 22, 2010, among the Borrower and certain Lenders party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Backstop Lenders” means those certain Lenders party to the Backstop Commitment Letter.

“Bankruptcy Code” has the meaning assigned to it in the recitals to the Agreement.

“Bankruptcy Court” has the meaning assigned to it in the recitals to the Agreement.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Case.

“BBI” means Blockbuster Inc., a Delaware corporation.

“Borrower” has the meaning ascribed thereto in the preamble to the Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans means any such day that is also a LIBOR Business Day.

“Business Plan” means the Credit Parties’ business strategy and objectives during the Chapter 11 Cases and after the reorganization of the Credit Parties, including, but not limited to, means of implementation and forecasts with respect to their future operations, including the retail business and locations, supplier arrangements, the vending business, the by-mail business, the digital business and such other businesses in which the Credit Parties may be engaged.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Carve-Out Amount” has the meaning assigned to it in Interim Order or, if the Final Order has been entered, the Final Order.

“Carve-Out Expenses” has the meaning assigned to it in the Interim Order or, if the Final Order has been entered, the Final Order.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et. seq.).

“Change of Control” means either of the following: (a) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of BBI (together with any new directors whose election by the board of directors of BBI or whose nomination for election by the Stockholders of BBI was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (b) BBI ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries.

“Chapter 11 Case” and “Chapter 11 Cases” have the respective meanings assigned to them in the recitals to the Agreement.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

“Chief Restructuring Officer” means any person appointed as an officer of the Borrower in such capacity with the consent of the Requisite Lenders.

“Closing Date” means September 27, 2010.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex B.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Guaranty and Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and the Secured Parties, to secure the Obligations, including, without limitation, avoidance actions of the Credit Parties under Chapter 5 of the Bankruptcy Code.

“Collateral Documents” means the Guaranty and Security Agreement, the Foreign Pledge Agreements and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Collateral Document as the same maybe in effect at any and all times such reference becomes operative.

“Collection Account” means that certain account of Agent, account number 098102-000 in the name of Agent at Wilmington Trust FSB in Minneapolis, Minnesota, ABA No. 031100092, or such other account as may be specified in writing by Agent as the “Collection Account.”

“Commercial Tort Claim” means a claim arising in tort with respect to which: (a) the claimant is an organization; or (b) the claimant is an individual and the claim: (i) arose in the course of the claimant’s business or profession; and (ii) does not include damages arising out of personal injury to or the death of an individual.

“Committees” means collectively, the official committee of unsecured creditors and any other committee formed, appointed, or approved in any Chapter 11 Case and each of such Committees shall be referred to herein as a Committee.

“Commitment” means (a) as to any Lender, such Lender’s commitment as set forth on Annex F to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all such Lenders, the aggregate of all Lenders’ commitments, which aggregate commitments shall be One Hundred Twenty Five Million Dollars ($125,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Commitment Termination Date” means the earliest of (a) the Scheduled Maturity Date, (b) the date of termination of Lenders’ obligations to make Revolving Loan Advances or permit existing Revolving Loan Advances to remain outstanding pursuant to Section 8.2(b), (c) the date of indefeasible prepayment in full by the Borrower of the Revolving Loan, and the permanent reduction of all Commitments to zero dollars ($0), (d) seven (7) days following the Petition Date if the Interim Order has not been entered by the Bankruptcy Court by such date, (e) forty-five (45) days following the Petition Date if the Final Order has not been entered by the Bankruptcy Court by such date, (f) the date upon which the Interim Order expires, unless the Final Order has been entered and is effective by such date, (g) the date of entry of an order of the Bankruptcy Court confirming a plan of reorganization in any Chapter 11 Case that has not been consented to by the Requisite Lenders and fails to provide for the payment in full in cash of all Obligations under this Agreement and the other Loan Documents on the effective date of such plan, (h) the date of entry of an order of the Bankruptcy Court converting any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, (i) the date of the closing of a sale of all or substantially all of any Credit Party’s assets pursuant to Section 363 of the Bankruptcy Code, a confirmed plan of reorganization or a liquidation pursuant to Chapter 7 of the Bankruptcy Code, and (j) the effective date of the plan of reorganization of any Chapter 11 Case; provided that if a plan of reorganization that has been consented to by Lenders having more than 66-2/3% of the Commitments of all Lenders (or if the Commitments have been terminated, more than 66-2/3% of the aggregate outstanding amount of the Revolving Loan) or that provides for payment in full in cash of all Obligations under this Agreement and the other Loan Documents has been confirmed by order of the Bankruptcy Court, the “Commitment Termination Date” shall be the earlier of the effective date of such plan of reorganization or the sixtieth day after the date of entry of such confirmation order.

“Compliance Certificate” has the meaning ascribed to it in Annex C.

“Confidential Information” has the meaning ascribed to it in Section 10.9.

“Conforming Plan of Reorganization” means a plan of reorganization filed with the Bankruptcy Court in connection with the Chapter 11 Cases that conforms to the requirements of the Plan Support Agreement in all respects.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof; and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means the Borrower and each Subsidiary Guarantor.

“Current Period” means, with respect to any Approved Budget, the first Fiscal Month covered thereby and the immediately following fiscal week of the Borrower.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.4(d).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

“Direct Foreign Subsidiary” means a Foreign Subsidiary a majority of whose Voting Stock, or a majority of whose Stock, are owned by the Borrower or a Domestic Subsidiary.

“Disclosed Matter” means the existence or occurrence of any matter which has been disclosed by Borrower in any filing made by Borrower with the Securities and Exchange Commission which was published on EDGAR more than five days before the Petition Date (including any such disclosures regarding financial performance or condition set forth on a Form 10-K or Form 10-Q).

“Disclosure Schedules” means the Schedules prepared by the Borrower and denominated as Disclosure Schedules (1.3) through (6.7) in the Index to the Agreement.

“Disinterested Lender” means a Lender which, at the time of any action by or determination of the Requisite Lenders, does not own (directly or indirectly), and none of whose controlled Affiliates own (directly or indirectly), any securities of any Credit Party other than Pre-Petition Senior Secured Notes and Roll-Up Notes.

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, (vii) any write-off of any tangible or intangible asset, (viii) restructuring charges (including losses resulting from lease terminations, store closures and liquidations of inventory), (ix) administrative expenses paid for professional fees and expenses related to the restructuring and recapitalization process, (x) expenses related to severance for personnel, (xi) costs and expenses with respect to employee retention plans (if any) approved by the Bankruptcy Court, and (xii) other non-recurring non-cash charges reducing consolidated net income. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any net gain from the collection of the proceeds of life insurance policies; (6) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (7) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (8) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Employee Stock Option Account” means the Deposit Account, account number 2000042927262, maintained in the name of BBI with Wachovia, in connection with the exercise of any stock options by any employee of a Debtor.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (in) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) with respect to a Title IV Plan, any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 400l(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to a Title IV Plan or a Plan subject to Section 412 of the IRC, the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the IRC or Section 302 of ERISA) whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the IRC or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to a Title IV Plan or a Plan subject to Section 412 of the IRC; (h) the making of any amendment to any Title IV Plan which could result in the imposition of a lien or the posting of a bond or other security; (i) with respect to a Title IV Plan an event described in Section 4062(e) of ERISA; (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (1) the loss of a Qualified Plan’s qualification or tax exempt status; or (in) the termination of a Plan described in Section 4064 of ERISA.

“E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Affiliates, or any of such Person’s respective officers, directors, employees, attorneys, agents and representatives or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Fifth Milestone Date” means March 15, 2011.

“Final Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be approved by Requisite Lenders and which has not been reversed, vacated, rescinded or stayed, together with all extensions, modifications and amendments thereto, approved by Requisite Lenders, which, among other matters but not by way of limitation, authorizes the Credit Parties to obtain credit, incur (or guaranty) Indebtedness and grant Liens under this Agreement and the other Loan Documents, as the case may be, provides for the super priority of Agent’s and the Lenders’ claims and provides for the super priority of the Roll-Up Notes.

“Financial Covenants” means the financial covenants set forth in Annex D.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of the Borrower delivered in accordance with Section 3.4 and Annex C.

“First Milestone Date” means the date that is 30 days after the Petition Date.

“Fiscal Month” means any of the monthly accounting periods of the Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower, each of which consists of a 13 week period with the first such period starting at the beginning of each Fiscal Year.

“Fiscal Year” means any of the annual accounting periods of the Borrower ending on the first Sunday following December 30th of each year.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Foreign Pledge Agreement” has the meaning ascribed to it in Section 5.15.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fourth Milestone Date” means January 15, 2011.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of the Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex D to the Agreement.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“General Milestone Requirements” means with respect to all Milestone Dates: (a) as of each Milestone Date no Default or Event of Default has occurred and is continuing; (b) as of three Business Days prior to the applicable Milestone Date, the Borrower shall have delivered an Officer’s Certificate to Agent stating that (i) there have been no Material Adverse Effects since the Closing Date, (ii) no Default or Event of Default has occurred and is continuing; (iii) the Credit Parties are in compliance with all covenants in the Loan Documents (subject to any applicable grace periods); and (iv) the Borrower reaffirms the truth and accuracy in all material respects, as of the date of the applicable Milestone Date, of the representations and warranties in the Loan Documents (other than those representations and warranties or portions thereof that contain materiality or Material Adverse Effect qualifiers, which shall be true and correct in all respects, and except to the extent any such representation or warranty relates solely to an earlier date); and (c) all Milestone Requirements applicable to prior Milestone Dates, if any, shall have been satisfied and shall continue to be satisfied.

“Global Intercompany Note” has the meaning ascribed to it in Section 6.3.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranty” has the meaning ascribed thereto in the Guaranty and Security Agreement.

“Guaranty and Security Agreement” means the Guaranty and Security Agreement of even date herewith among the Borrower, the Subsidiary Guarantors and Agent, on behalf of itself and Lenders.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “`hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.9.

“Indemnified Person” has the meaning ascribed to in Section 1.9.

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Revolving Loan Advance or portion thereof bearing interest by reference to the Index Rate.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

“Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Index Rate Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Revolving Loan has been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Interim Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Case after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), together with all extensions, modifications, and amendments thereto, approved by Requisite Lenders, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Credit Parties to execute and perform under the terms of this Agreement and the other Loan Documents, substantially in the form of Exhibit A.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“JPM” means JPMorgan Chase Bank, N.A., and its successors.

“L/C Restricted Cash Account” means the Deposit Account, account number *8758, maintained by BBI with JPM, pursuant to which letters of credit issued by JPM in connection with BBI’s casualty insurance program and surety bonds are cash collateralized.

“Lease Expenses” means, with respect to any Person for any fiscal period, the aggregate rental obligations of such Person determined in accordance with GAAP which are payable in respect of such period under leases of real or personal property (net of income from subleases thereof, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person or in the notes thereto, excluding, however, any such obligations under Capital Leases.

“Lenders” means the lenders named on the signature pages of the Agreement, and, if any such lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such lender.

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“Level I Information” has the meaning ascribed to it in Section 10.9.

“Level II Information” has the meaning ascribed to it in Section 10.9.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Revolving Loan Advance or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by the Borrower pursuant to the Agreement and ending one, two or three months thereafter, as selected by the Borrower’s irrevocable notice to Agent as set forth in Section 1.4(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

(c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d) the Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e) the Borrower shall select LIBOR Periods so that there shall be no more than 5 separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to the higher of (i) two percent (2.0%) per annum and (ii) the per annum rate equal to:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Reuters Screen LIBOR01 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available Reuters Screen LIBOR01 (or its successor satisfactory to Agent), the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and the Borrower.

“License” means any Copyright License, Patent License, Trademark License or other License of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 3.14.

“Loan Account” has the meaning ascribed to it in Section 1.8.

“Loan Documents” means the Agreement, the Revolving Notes, the Collateral Documents, the Backstop Commitment Letter, the Global Intercompany Note, the Wilmington Fee Letter and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby, including the Interim Order and the Final Order. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Margin Stock” has the meaning ascribed to in Section 3.11.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Credit Parties considered as a whole, (b) the Borrower’s ability to pay the Revolving Loan or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and the Secured Parties, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents; provided, that none of the following shall be deemed, in itself or in any combination, to constitute a “Material Adverse Effect: (i) the filing of the Chapter 11 Cases (and any defaults under agreements arising solely as a result of the filing of the Chapter 11 Cases, so long as the exercise of remedies as a result of such defaults are stayed under the Bankruptcy Code), (ii) the conditions, events and changes that ordinarily occur in connection with a filing under Chapter 11 of the Bankruptcy Code, (iii) any Disclosed Matter, and (iv) any other event which preceded the Petition Date and which was known to the Lenders prior to the Closing Date.

“Material Contract” means, whether entered into Pre-Petition or Post-Petition, (a) any output (that is, relating to more than five titles) revenue sharing or copy depth contract, agreement or arrangement between any Credit Party or Affiliate thereof and a Studio which, in the aggregate with all such contracts, agreements or arrangements with such Studio or any of its Affiliates, has resulted or, under the terms of such contract, agreement or arrangement, may reasonably be expected to result in aggregate gross payments of more than $10,000,000 in any calendar year, (b) any contract, agreement or arrangement between any Credit Party or Affiliate thereof and NCR Corporation or any Affiliate thereof directly or indirectly relating to the provision, licensing, use, supply or maintenance of kiosks for the sale or rental of movies or other video programming (in whatever format provided), including any intellectual property relating thereto, and (c) any contract, agreement or arrangement between any Credit Party or any Affiliate thereof and Comcast Corporation or any Affiliate thereof directly or indirectly relating to (i) the rental or sale by mail (or similar means) of movies or other video programming (in whatever form provided, including but not limited to the DVDs-By-Mail co-branded subscription mailing service), (ii) shared website hosting, or (iii) the retail promotion of Comcast services in Blockbuster retail stores, in each case including any intellectual property relating thereto.

“Maximum Amount” means, as of any date of determination, the lesser of (i) an amount equal to the Commitment of all Lenders as of that date, or (ii) prior to the entry of the Final Order, the maximum amount of the Revolving Loan permitted by the Interim Order.

“Maximum Weekly Advance Amount” means, for any week, an amount equal to:

(a) the Specified Weekly Advance Amount for such week, plus

(b) the amount, if positive, equal to (i) the aggregate Specified Weekly Advance Amounts for each of the preceding weeks in the current Approved Budget, minus (ii) the aggregate amount of Revolving Loan Advances actually made in each of the preceding weeks covered by the current Approved Budget, plus

(c) the amount, if positive, equal to (i) $7,000,000 minus (ii) the excess, if any, of (1) the aggregate amount of Revolving Loan Advances actually made in each of the preceding weeks covered by the current Approved Budget, over (2) the aggregate Specified Weekly Advance Amounts for each of the preceding weeks covered by the current Approved Budget.

“Maximum Weekly Cash Balance” means (i) on any Friday during the month of December, $25,000,000, and (ii) on any Friday in any other month, $20,000,000.

“Milestone Date” means any of the First Milestone Date, the Second Milestone Date, the Third Milestone Date, the Fourth Milestone Date or the Fifth Milestone Date.

“Milestone Requirements” means, separately or collectively, the General Milestone Requirements and the Specific Milestone Requirements.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Non-Funding Lender” has the meaning ascribed to it in Section 9.9(c).

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.4(e).

“Notice of Revolving Loan Advance” has the meaning ascribed to it in Section 1.1(a).

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, hedging obligations under swaps, caps and collar arrangements provided by any Lender, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents. For the avoidance of doubt, Obligations do not include the principal of, interest on and other amounts owing with respect to the Roll-Up Notes.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 or 430 of the IRC.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b) or to the extent that the Credit Parties do not take any action (including, without limitation, by way of motion or application to the Bankruptcy Court) to pay, and are permitted under the Bankruptcy Code to not pay, such charges; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $50,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(h); (h) zoning restrictions, easements, Licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of the Secured Parties; (j) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Credit Parties and their Subsidiaries in the ordinary course of business and permitted under Section 6.19 of this Agreement; (k) any interest or title of a lessor under any operating lease permitted under Section 6.19 of this Agreement; (l) Liens on specific items of Inventory or other goods and proceeds of a Credit Party securing such Credit Party’s obligations in respect of bankers’ acceptances issued or created for the account of such Credit Party to facilitate the purchase, shipment or storage of such Inventory or other goods; (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods; (n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Credit Parties in the ordinary course of business; and (o) Liens on funds of the Credit Parties held in deposit accounts with third party providers of payment services securing credit card charge-back reimbursement and similar cash management obligations of the Credit Parties.

“Permitted Lien” means any Lien permitted pursuant to Section 6.7.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petition Date” has the meaning assigned to it in the recitals to this Agreement.

“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“Plan Support Agreement” means that certain Plan Support Agreement dated as of September 22, 2010 among BBI, on behalf of itself and its Domestic Subsidiaries and certain holders of Pre-Petition Senior Secured Notes.

“Post-Petition” means the time period beginning immediately upon the filing of the Chapter 11 Cases.

“Post-Petition Indebtedness” means any or all Indebtedness of the Credit Parties incurred after the filing of the Chapter 11 Cases.

“Pre-Petition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Pre-Petition Indebtedness” means all Indebtedness of any of the Credit Parties outstanding on the Petition Date immediately prior to the filing of the Chapter 11 Cases other than Indebtedness under or with respect to the Pre-Petition Indenture or the Pre-Petition Senior Secured Notes.

“Pre-Petition Indenture” has the meaning assigned to it in the recitals to this Agreement.

“Pre-Petition Indenture Trustee” has the meaning assigned to it in the recitals to this Agreement.

“Pre-Petition Senior Secured Notes” has the meaning assigned to it in the recitals to this Agreement.

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of July 4, 2010 after giving pro forma effect to the initial Revolving Loan Advance and the use of the proceeds thereof on the Closing Date.

“Projections” means the Borrower’s forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of the Borrower, together with appropriate supporting details and a statement of underlying assumptions.

“Proposed Budget” has the meaning ascribed to it in Section 5.13(a).

“Pro Rata Share” means with respect to all matters relating to any Lender, (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the aggregate Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, and (b) with respect to the Revolving Loan on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Revolving Loan Advances held by that Lender, by (ii) the outstanding principal balance of the Revolving Loan Advances held by all Lenders.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies.

“Real Estate” has the meaning ascribed to it in Section 3.7.

“Register” has the meaning ascribed to in Section 10.1(b).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Section 2) and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Requisite Lenders” means Lenders having (a) 75% or more of the Commitments of all Lenders, or (b) if the Commitments have been terminated, 75% or more of the outstanding amount of the Revolving Loan, provided, that in determining Requisite Lenders, the Commitments and Revolving Loan, as the case may be, of any Lender which does not certify to Agent at such time that it is a Disinterested Lender shall be ignored.

“Restricted Cash Accounts” means, collectively the ACH Restricted Cash Account and the L/C Restricted Cash Account.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof; either directly or indirectly; (c) any payment or prepayment of principal of; premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of:, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Retiree Welfare Plan” means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing medical or life insurance coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant, or through the last day of the month following such termination or during any period that severance benefits are payable to the participant.

“Revolving Loan” means, at any time, the aggregate amount of Revolving Loan Advances outstanding to Borrower.

“Revolving Loan Advance” has the meaning assigned to it in Section 1.1(a).

“Revolving Notes” has the meaning assigned to it in Section 1.1(e).

“Roll-Up Notes” means the portion of the Pre-Petition Senior Secured Notes which are constituted as administrative priority claims and granted superpriority priming liens pursuant to the Interim Order and the Final Order.

“Scheduled Maturity Date” means April 30, 2011.

“Second Milestone Date” means the date that is 35 days after the Petition Date.

“Secured Party” has the meaning ascribed to it in the Guaranty and Security Agreement.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Specific Milestone Requirements” means, with respect to (a) the First Milestone Date, the Final Order shall have been issued by the Bankruptcy Court on or before the First Milestone Date, (b) the Second Milestone Date, critical vendor orders with respect to each of Sony Pictures Home Entertainment Inc., Warner Bros. Home Entertainment Inc. and Twentieth Century Fox shall have been issued by the Bankruptcy Court containing terms approved by the Requisite Lenders in their sole discretion on or before the Second Milestone Date, (c) the Third Milestone Date, the Borrower shall have filed a Conforming Plan of Reorganization on or before the Third Milestone Date, (d) the Fourth Milestone Date, the Bankruptcy Court shall have approved the disclosure statement with respect to a Conforming Plan of Reorganization on or before the Fourth Milestone Date and (e) the Fifth Milestone Date, the Bankruptcy Court shall have confirmed a Conforming Plan of Reorganization on or before the Fifth Milestone Date, with a scheduled effective date for such Conforming Plan of Reorganization of no later than 30 days after such confirmation date.

“Specified Budget Line Item” means, with respect to any Approved Budget or Proposed Budget, the line items, whether on a monthly or weekly basis, for (i) the maximum aggregate amount of Revolving Loan Advances permitted to be made during any week, (ii) the use of proceeds of certain asset sales as provided in Section 1.2(b)(ii), (iii) the use of proceeds of the Revolving Loan to pay obligations as provided in Section 1.3(e), (iv) investments under Section 6.2, (v) transactions with Affiliates under Section 6.4(a), (vi) purchase money Indebtedness and Capital Lease Obligations under Section 6.7, (vii) sales of certain assets under Section 6.8, (viii) sale-leasebacks under Section 6.12 and (ix) leases under Section 6.19.

“Specified Deposit Account” means, with respect to any Credit Party, each Deposit Account maintained by or for the benefit of such Credit Party, other than (i) a Restricted Cash Account, (ii) the Employee Stock Option Account, (iii) any Deposit Account that is designated as a “zero balance account” as to which all funds on deposit therein are automatically swept (directly or indirectly) into a Specified Deposit Account at the close of each Business Day, other than the Master Funding Account, account number *7275, maintained by BBI with Wachovia, (iv) any controlled disbursement account maintained solely to receive and disburse funds to be paid in satisfaction of accounts payable of a Credit Party permitted under the Interim Order or Final Order, as the case may be, (v) any controlled disbursement account maintained solely to receive and disburse funds to be paid in satisfaction of payroll obligations of a Credit Party, (vi) any controlled disbursement account maintained solely to receive and disburse funds to be paid in respect of insurance claims, dental claims, medical claims and similar obligations with respect to employees of a Credit Party, and (vii) any other Deposit Account to the extent the amount of funds on deposit therein does not exceed $100,000.

“Specified Weekly Advance Amount” means, for any week, the aggregate maximum amount of Revolving Loan Advances specifically set forth for such week in the current Approved Budget (without giving effect to any variances permitted in the definition of “Maximum Weekly Advance Amount”).

“Steering Group” means the ad hoc group of holders of Pre-Petition Senior Secured Notes.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Studios” means Sony Pictures Home Entertainment Inc., Universal Studios Home Entertainment LLC, Warner Bros. Home Entertainment Inc., Twentieth Century Fox, Paramount, Buena Vista Home Entertainment, Inc. (Disney), any other Person involved in the production or distribution of movies or television programming or any Affiliate of any of the foregoing.

“Subordinated Debt” means the Indebtedness of BBI evidenced by the Subordinated Notes and any other Indebtedness of any Credit Party subordinated to the Obligations in a manner and form approved by Requisite Lenders, as to right and time of payment and as to any other rights and remedies thereunder.

“Subordinated Notes” means those certain 9% senior subordinated notes due 2012 issued by BBI.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Domestic Subsidiary of the Borrower other than Blockbuster 2009 Trust, a Delaware trust.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender, or franchise or similar taxes (including any branch profits tax imposed by the United States or similar tax imposed by any other jurisdiction) in each case imposed by the jurisdictions under the laws of which Agent or such Lender is organized, conducts (or, at an applicable time in the past, conducted) business or maintains (or, at an applicable time in the past, maintained) its principal office or applicable lending office, or any political subdivision thereof.

“Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full in cash, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, and (c) the Borrower shall have no further right to borrow any monies under the Agreement.

“Third Milestone Date” means the date that is 60 days after the Petition Date.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof; and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Treasury Cash” means, at any time, all cash and cash equivalent investments held in any bank, deposit or securities account owned or maintained by or for the benefit of the Borrower or any of its Domestic Subsidiaries, other than restricted cash held by the Borrower or any of its Domestic Subsidiaries as collateral subject to a Permitted Lien for the benefit of a third party which is not an Affiliate of the Borrower, including, without limitation, funds on deposit in a Restricted Cash Account.

“UCC” has the meaning ascribed to it in the Guaranty and Security Agreement.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“U.S. Lender” means each Lender, each SPC and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the IRC.

“Voting Stock” means the shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” means Wachovia Trust FSB, a division of Wells Fargo Bank, N.A., and its successors.

“Wilmington” means Wilmington Trust FSB, a federal savings bank, and its successors.

“Wilmington Fee Letter” means that certain letter, dated as of the date hereof, between Wilmington and the Borrower with respect to certain Fees to be paid from time to time by the Borrower to Wilmington.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex D. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof’ and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (Section 2.1(a))

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CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance approved by Requisite Lenders on or prior to the Closing Date. In each case, except as provided below, such items shall be delivered to Agent as originals or in portable document format with originals to follow promptly thereafter. Each capitalized term used but not otherwise defined herein has the meaning ascribed thereto in Annex A to the Agreement.

1. Appendices. All Appendices to the Agreement.

2. Revolving Notes. To the extent requested by Lenders at least five Business Days prior to the Closing Date, duly executed Revolving Notes for each such Lender, dated the Closing Date (with originals delivered to the applicable Lender, with a copy to Agent).

3. Guaranty and Security Agreement.

(a) Duly executed Guaranty and Security Agreement accompanied by (as applicable) (i) share certificates representing all of the outstanding Stock being pledged pursuant to the Guaranty and Security Agreement and stock powers for such share certificates executed in blank and (ii) the original Global Intercompany Note and other instruments evidencing Indebtedness being pledged pursuant to the Guaranty and Security Agreement, duly endorsed in blank.

(b) Mortgages previously delivered in connection with the Pre-Petition Indenture covering all of the Real Estate identified on Annex B-l (each a “Mortgaged Property,” collectively the “Mortgaged Properties”).

(c) Landlord waivers and consents and bailee letters or entry of the Interim Order providing for collateral access, in each case as required pursuant to Section 5.9.

4. Cash Management System; Deposit Account Agreements. Evidence approved by Requisite Lenders that, as of the Closing Date, the Credit Parties are in compliance with Section 5.10, including, to the extent required thereby, the delivery to Agent of duly executed tri-party agreements, reasonably satisfactory to Agent.

5. Security Interests and Code Filings.

(a) Evidence approved by Requisite Lenders that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports (updated through September 15, 2010) listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those set forth in the Interim Order.

(b) Evidence reasonably approved by Requisite Lenders, including copies, of all UCC-1 and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

(c) Control Letters from (i) all issuers of uncertificated securities and financial assets held by a Credit Party and issued by any Domestic Subsidiary of BBI or any Direct Foreign Subsidiary of BBI (other than Blockbuster Argentina, S.A. and Blockbuster Argentina S. de R.L.), (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of each Credit Party, to the extent obtainable with the use of commercially reasonable efforts, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Credit Party, to the extent obtainable with the use of commercially reasonable efforts.

6. Initial Notice of Revolving Loan Advance. A duly executed Notice of Revolving Loan Advance, dated the Closing Date, with respect to the initial Revolving Loan Advance to be requested by the Borrower on the Closing Date.

7. Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect.

8. Charter and Good Standing. For each Credit Party, (a) such Credit Party’s charter and all amendments thereto, and (b) good standing certificates (including, except with respect to the State of Virginia, verification of tax status) with respect to such Credit Party in its state of incorporation or organization. With respect to BBI, good standing certificates and certificates of qualification to conduct business in the jurisdiction of its chief executive office and principal place of business and in the eight jurisdictions with the largest number of property locations of BBI. Each document required under this paragraph 8 shall be dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

9. Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws, operating agreement or partnership agreement (other than the limited partnership agreement of Blockbuster Procurement LP, a Delaware limited partnership), together with all amendments thereto and (b) resolutions of such Person’s Board of Directors or stockholders, as applicable, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

10. Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

11. Opinions of Counsel. Duly executed opinions of Weil, Gotshal & Manges LLP, counsel for the Credit Parties, together with any local counsel opinions reasonably requested by Agent, each in form and substance reasonably approved by Requisite Lenders, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Agent and Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

12. Accountants’ Letters. A letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Agent and Lenders in accordance with Section 4.2.

13. Fee Letter. Duly executed Wilmington Fee Letter.

14. Officer’s Certificate. Agent shall have received a duly executed certificate of the Chief Restructuring Officer of the Borrower, dated the Closing Date, stating that, except for the commencement of the Chapter 11 Cases, since July 4, 2010 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which any Credit Party operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Credit Party; and (e) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of any Credit Party or any of its Subsidiaries.

15. Audited Financials; Financial Condition. Agent shall have received the Financial Statements, Projections and other materials set forth in Sections 3.4 and 3.5, certified by the Borrower’s Chief Restructuring Officer, in each case in form and substance reasonably approved by Requisite Lenders, and Requisite Lenders shall be satisfied, in their sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Restructuring Officer of the Borrower, based on such Pro Forma and Projections, to the effect that (a) the Pro Forma fairly presents the financial condition of the Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; and (b) the Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein.

16. Interim Order. The Interim Order, as entered by the Bankruptcy Court.

17. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Requisite Lenders may reasonably request.

ANNEX B-l

MORTGAGED PROPERTIES

Property Name	Owner	Address

B-1-1

ANNEX C (Section 4.1(a))

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CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS – REPORTING

The Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

(d) Monthly Financials. To Agent and Lenders, within thirty (30) days after the end of each Fiscal Month, financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, consisting of consolidated and consolidating (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments); and (iii) a summary of the outstanding balances (by Credit Party) under the Global Intercompany Note as of the last day of that Fiscal Month. Such financial information shall be accompanied by the certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Borrower and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(e) Quarterly Financials. To Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, consolidated and consolidating financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate” showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and (B) the certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries, on both a consolidated and consolidating basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrower shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(f) Annual Audited Financials. To Agent and Lenders, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrower and its Subsidiaries on a consolidated and (unaudited) consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise approved by Requisite Lenders. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) the certification of the Chief Executive Officer or Chief Financial Officer of Borrower that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries on a consolidated and consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(g) Management Letters. To Agent and Lenders, within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(h) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of the Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof; which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(i) SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the SEC concerning material changes or developments in the business of any such Person.

(j) Subordinated Debt and Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.

(k) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6.

(l) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $250,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities or (vi) involves any product recall.

(m) Changes in Management. To Agent in writing, promptly upon learning thereof, notice of the resignation, removal, termination, incapacity or death (and of the appointment of any replacement or substitute therefor) of any member of the board of directors of any Credit Party or any executive officer of any Credit Party (including, without limitation, the Chief Executive Officer, the Chief Financing Officer and the Chief Restructuring Officer of the Borrower.

(n) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4.

(o) Lease Default Notices. To Agent, (i) within two (2) Business Days after receipt thereof; copies of any and all default notices received under or with respect to any leased location or warehouse where Collateral is located, (ii) monthly within three (3) Business Days after payment thereof; evidence of payment of lease or rental payments as to each leased or rented location for which a landlord or bailee waiver has not been obtained and (iii) such other notices or documents as Agent may reasonably request.

(p) Hedging Agreements. To Agent within two (2) Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto.

(q) Other Documents. To Agent and Lenders, any and all other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender shall from time to time reasonably request.

(r) Bankruptcy Matters. Copies of all monthly reports, projections, or other information respecting Borrower’s or any Subsidiary of Borrower’s business or financial condition or prospects as well as all pleadings, motions, applications and judicial information filed by or on behalf of Borrower with the Bankruptcy Court or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) or the Committee, at the time such document is filed with the Bankruptcy Court, or provided by or, to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) or the Committee.

(s) Approved Budget Analysis. To Agent and Lenders, not later than the second (2nd) Business Day of each calendar week, a weekly line-by-line Approved Budget variance report, in form and scope approved by Requisite Lenders, for the preceding weekly period and on a cumulative basis for the period from the Petition Date to the report date, comparing actual cash receipts and disbursements to amounts projected in the current Approved Budget and showing on a line-by-line basis any variance to the corresponding line item of the current Approved Budget together with an explanation for such variance.

ANNEX D (Section 6.10)

to

CREDIT AGREEMENT

FINANCIAL COVENANTS

The Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied to the extent applicable:

Minimum EBITDA. Borrower and its Subsidiaries on a consolidated basis shall have, at the end of Fiscal Year 2010, EBITDA for the 12-month period then ended of not less than $85,000,000.

Revolving Loan Cleandown. The outstanding principal balance of the Revolving Loan shall, on at least one Business Day during the period from December 1, 2010 through and including January 14, 2011, be less than $25,000,000.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then the Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower’s and its Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Credit Parties’ certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex D shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

D-1

ANNEX E (Section 10.11)

to

CREDIT AGREEMENT

NOTICE ADDRESSES

(A)

If to Agent or Wilmington, at

Wilmington Trust FSB

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: Joshua G. James

Telecopier No.: (612) 217-5651

Telephone No.: (612) 217-5637

E-mail:jjames@WilmingtonTrust.com

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Peter J. Neckles

Telecopier No.: (917) 777-2466

Telephone No.: (212) 735-2466

E-mail: Peter.Neckles@skadden.com

(B)

If to the Borrower, at

Blockbuster Inc.

1201 Elm Street,

Dallas, TX 75270

Attention: Rod Mcdonald, Vice President & General Counsel

Telecopier No.: (214) 854-4321

Telephone No.: (214) 854-4081

E-mail: rod.mcdonald@blockbuster.com

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Elaine Stangland

Telecopier No.: (212) 310-8315

Telephone No.: (212) 310-8007

E-mail: elaine.stangland@weil.com

(C)

If to any other Credit Party, at

c/o Blockbuster Inc.

1201 Elm Street,

Dallas, TX 75270

Attention: Rod Mcdonald, Vice President & General Counsel

Telecopier No.: (214) 854-4321

Telephone No.: (214) 854-4081

E-mail: rod.mcdonald@blockbuster.com

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Elaine Stangland

Telecopier No.: (212) 310-8315

Telephone No.: (212) 310-8007

E-mail: elaine.stangland@weil.com

(D)

If to any Lender, as set forth on the attached list.

Monarch Debt Recovery Master Fund Ltd;

Monarch Opportunities Master Fund Ltd;

Oakford MF Limited;

Monarch Cayman Fund Limited;

Monarch Capital Master Partners LP; or

Monarch Capital Master Partners II-A LP

c/o Monarch Alternative Capital LP

535 Madison Avenue, 26th Floor

New York, NY 10022

Attention: Chris Frissora

Telephone No.: (212) 554-1722

Telecopier No.: (866) 679-4038

E-mail: Chris.Frissora@monarchlp.com

Stonehill Institutional Partners, L.P.; or

Stonehill Master Fund Ltd.

c/o Stonehill Capital Management

885 Third Avenue, 30th Floor

New York, NY 10022

Attention: Jonathan Sacks

Telephone No.: (212) 739-7474

Telecopier No.: (212) 838-2291

E-mail: jsacks@stonehillcap.com

OC Offshore I, LTD.;

Owl Creek I, L.P.;

Owl Creek SRI Master Fund, LTD.;

Owl Creek Overseas Master Fund, LTD.;

Owl Creek II, L.P.; or

OC Offshore II, LTD.

c/o Owl Creek Asset Management

640 Fifth Avenue, Floor 20

New York, NY 10019

Attention: Mark Fronfeld

Telephone No.: (212) 688-2550

Telecopier No.: (212) 753-2760

E-mail: markk@owlcreeklp.com

High River Limited Partnership;

Icahn Partners LP;

Icahn Partners Master Fund LP;

Icahn Partners Master Fund II L.P.; or

Icahn Partners Master Fund III L.P.

c/o Icahn Associates Corp.

767 Fifth Avenue, 46th Floor

New York, NY 10153

Attention: Keith Cozza

Telephone No.: (212) 702-4323

Telecopier No.: (646) 367-4550

E-mail: iachedgefund@icahncap.com

The Värde Fund, L.P.;

The Värde Fund V-B, L.P.;

The Värde Fund VI-A, L.P.;

The Värde Fund VII-B, L.P.;

The Värde Fund VIII, L.P.;

The Värde Fund IX, L.P.;

The Värde Fund IX-A, L.P.;

The Värde Fund X (Master), L.P.;

Värde Investment Partners, L.P.; or

Värde Investment Partner (Offshore) Master, L.P.

c/o Värde Partners

8500 Normandale Lake Blvd., Suite 1500

Minneapolis, MN 55437

Attention: Rodney Rayburn

Telephone No.: (952) 646-2079

Telecopier No.: (952) 893-9613

E-mail: rrayburn@varde.com

ANNEX F

(from Annex A – Commitments definition)

to

CREDIT AGREEMENT

Attached.

F-1